UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.  )
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CHIPOTLE MEXICAN GRILL, INC.
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Dear Shareholders,
The year 2020 was one unlike any other, and while I would be remiss not to acknowledge the unprecedented world events that took place, I’d like to focus on how Chipotle remained true to its purpose and successfully navigated the challenging landscape by running restaurants with excellence. Our results demonstrate that Chipotle can deliver an outstanding performance in any environment due to its strong leaders, great people with a best-in-class culture, and continued focus on digital innovation.
With plenty of runway for growth, the strategies outlined below remain our top priorities as we move into the year ahead. These include:
1.	Making the brand visible, relevant, and loved;
2.	Utilizing a disciplined approach to creativity and innovation;
3.	Leveraging digital capabilities to drive productivity and expand access, convenience and engagement;
4.	Engaging with customers through our loyalty program; and
5.	Running successful restaurants with a strong culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences.
The brand became more visible than ever this year, leading culture, driving difference and ultimately generating purchases. We utilized traditional and digital marketing to highlight our real ingredients, real cooking techniques, and real employees. We brought this to life through purpose driven activations like a Virtual Farmers Market, Seed Grants for young farmers, and Real Foodprint, a sustainability impact tracker that shows how Chipotle ingredients are better for the planet. We also debuted the brand’s first-ever Super Bowl commercial “Can a Burrito Change the World?,” reinforcing Chipotle’s commitment to responsible sourcing and positively impacting the farming industry. Our creative marketing initiatives continued to be successful in attracting new users to Chipotle, as well as motivating existing customers to come more often.
We listened closely to feedback from our guests and utilized the stage-gate process to further innovate our menu. We kicked off the year by launching a Super Greens salad blend and utilized this new ingredient to create preconfigured, diet driven Lifestyle Bowls. We also introduced Queso Blanco made with no artificial flavors, colors or preservatives to replace our existing queso option. To enhance our beverage assortment, we began serving new non-GMO and certified organic Lemonades, Aguas Frescas, and Tea from farmer-created Tractor Beverage Co. By sourcing more tender cuts of steak that met our Food with Integrity standards, we brought back Carne Asada for a limited time across the US and Canada, as well as in France for the first time. We also tested Cilantro-Lime Cauliflower Rice, which is now available nationally for a limited time, as well as Smoked-Brisket and digital-only quesadillas.
With digital sales growing 174% year over year to $2.8 billion, we are confident that the investments made in enhancing our digital ecosystem are eliminating friction and providing greater access and convenience for our guests. Over the past year, we added delivery partners like UberEats and Grubhub; enhanced the Chipotle App and website with new features like unlimited customization, contactless delivery, and group ordering; introduced Facebook Messenger ordering; launched the Chipotle app and added delivery partners in Canada; rolled out a concierge bot named Pepper; experimented with new formats like the Digital Kitchen; and opened more restaurants featuring a Chipotlane, our highest margin channel with nearly 200 locations to-date. Additionally, we utilized the Chipotle app as a donation platform, enabling guests to round up their change for underserved communities, raising nearly $4.0 million.
Adding over 10 million members to our loyalty program, Chipotle Rewards, enabled us to communicate organically with a large and passionate community of nearly 20 million Chipotle fans. We focused on strengthening our creative and analytical capabilities by using predictive modelling and strategically shared brand and promotional messages with personalized content. We also reached customers with dedicated journeys focused on welcoming new members, growing frequency, and minimizing lapsed behavior.
The foundational ingredient to our success is operational excellence and during a global pandemic, the team remained focused on safety first, delivering a reliable and excellent guest experience. Our ability to pivot and adapt to the rapidly changing needs of our guests is a testament to the durability of Chipotle’s model and the strength of its team members. We continued to reward and invest in our 88,000 employees, with $40 million in bonuses and assistance pay and over $13 million in tuition reimbursement, to ensure we are creating an environment that allows for continued professional development.
The progress made in 2020 has set us up for a strong performance in 2021. As a purpose driven organization, we’re hard at work identifying ways that we can make a positive impact not only on our business, but the world at large. We are optimistic about the future and look forward to continuing to deliver on our promise of cultivating a better world. It is for this reason that Chipotle introduced a new environmental, social and governance (ESG) metric that ties executive compensation to ESG goals, which are categorized by Food & Animals, People, and the Environment. In an effort to support more sustainable small farms, Chipotle is committed to increasing pounds of organic, local, and/or regeneratively grown/raised food used in its restaurants year over year. Chipotle has also set out to maintain both racial and gender pay equity and will implement programs for our diverse field organization and support center employees to aid in promotion to above restaurant and next level roles. Employee development
2021 Proxy Statement 1

has always been a priority at Chipotle and the formalized advancement process for diverse employees will only underscore this commitment. Additionally, we acknowledge climate change and the risk it poses to our business, and we pledge to publish our scope 3 carbon emission before the end of the year in an effort to increase transparency and work towards reducing our carbon footprint.
Sincerely,

Brian Niccol
Chairman and CEO, Chipotle Mexican Grill
2021 Proxy Statement 2

NOTICE OF MEETING
The 2021 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/CMG2021 on May 18, 2021 at 8:00 a.m. (PDT).
Shareholders will consider and act on the following matters:
1.	Election of the eleven director nominees named in this proxy statement, each to serve a one-year term;
2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (known as “say on pay”);
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;
4.	One shareholder proposal described in this proxy statement, if properly presented; and
5.	Such other business properly brought before the meeting.
Information about these matters is contained in the proxy statement that accompanies this notice.
Only shareholders of record at the close of business on March 23, 2021 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.
This Notice and the accompanying Proxy Statement are first being distributed to shareholders on or about April 5, 2021.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the approval, on an advisory basis, of our executive compensation or on either of the two shareholder proposals unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
By order of the Board of Directors

Roger Theodoredis
General Counsel and Corporate Secretary

April 5, 2021
2021 Proxy Statement 3

Proxy Statement Summary
Information About the Annual Meeting

Date and Time: Tuesday, May 18, 2021 8:00 am (PDT)	Location: Live webcast online at http://www. virtualshareholdermeeting.com/ CMG2021	Record Date for Shareholders entitled to vote: March 23, 2021

Matters to be Voted on at the Annual
Meeting and Board Recommendations
Item	Board’s Voting Recommendation
1. Election of the eleven director nominees named in this proxy statement (page 14)	For
2. Advisory Say on Pay vote (page 34)	For
3. Ratification of Ernst & Young LLP as independent registered public accountants (page 35)	For
4. Shareholder proposal related to action by written consent of shareholders (page 37)	Against
Highlights of Director Nominees
Name	Years of Service	Independent	Board Recommendation	Audit & Risk Committee	Compensation Committee	Nominating & Corporate Governance Committee
Albert Baldocchi	24	Yes	FOR	✓
Matthew Carey(1)	0	Yes	FOR	✓
Gregg Engles	1	Yes	FOR		✓
Patricia Fili-Krushel	2	Yes	FOR		✓
Neil Flanzraich(2)	14	Yes	FOR		Chair	✓
Mauricio Gutierrez(1)	0	Yes	FOR		✓
Robin Hickenlooper	4	Yes	FOR	✓		Chair
Scott Maw(3)	2	Yes	FOR	Chair
Ali Namvar	4	Yes	FOR		✓	✓
Brian Niccol	3	No	FOR
Mary Winston	1	Yes	FOR	✓
(1)	Messrs. Carey and Gutierrez were elected to the Board on March 30, 2021.
(2)	Lead Independent Director.
(3)	Designated as an “Audit Committee Financial Expert” under the SEC rules.
2021 Proxy Statement 4

Proxy Statement Summary(CONT.)

Summary of Corporate Governance Highlights

■	Ten of the eleven members on our current Board of Directors are independent.
■
Board has appointed a Lead Independent Director who has substantive responsibilities, including engaging in planning and approval of meeting schedules and agendas, presiding over executive sessions of independent directors, and consulting with major shareholders.

■	All directors stand for re-election on an annual basis.
■
Directors are elected by majority vote in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation, for consideration by the Board.

■	Independent Board members meet in executive session at each quarterly Board meeting.
■	Board and Committee performance is reviewed in an annual self-assessment, with reporting to and evaluation by the full Board.
■	We do not have a shareholder rights plan or “poison pill.”
■	All executive officers and directors are prohibited from hedging/pledging shares of our common stock.
■	Bylaws contain proxy access provisions, which enables qualifying shareholders to nominate directors for election to our Board.
2021 Proxy Statement 5

Proxy Statement Summary(CONT.)
■
We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements amongst our peer group of companies, as described in “Compensation Discussion and Analysis.”

■	Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
■
Our Clawback and Recoupment of Compensation Policy allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based upon the achievement of financial results that subsequently were restated, and to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

■	We engage with major shareholders to seek their input on issues and to address their questions and concerns.
■
See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

2021 Proxy Statement 6

2021 Proxy Statement 7

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Tuesday, May 18, 2021, beginning at 8:00 a.m. (PDT) online at http://www.virtualshareholdermeeting.com/CMG2021. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 5, 2021.

Virtual-only annual meeting format
In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live audio webcast.
Attending the annual meeting
To attend the virtual annual meeting, you must be a shareholder on the record date of March 23, 2021. Shareholders may attend the virtual annual meeting at http://www.virtualshareholdermeeting.com/CMG2021. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, shareholders will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2021 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
If you have technical difficulties or trouble accessing the annual meeting
Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.
Participation during the virtual annual meeting
Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2021. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.
Who can Vote
If you were a shareholder of record of our common stock on March 23, 2021, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 23, 2021, there were 28,182,443 shares of common stock outstanding and entitled to vote.
A list of shareholders entitled to vote at the annual meeting will be available to stockholders for examination 10 days prior to the annual meeting. To review the list of shareholders, please contact Chipotle investor relations at ir@chipotle.com. The shareholder list will also be available during the annual meeting on the meeting website.
2021 Proxy Statement 8

ANNUAL MEETING INFORMATION(CONT.)
Voting matters and Board recommendations
You will be asked to vote on four proposals:
Board Recommendation:
Proposal 1 –	Election of the eleven director nominees named in this proxy statement	FOR
Proposal 2 –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say on pay”).	FOR
Proposal 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021	FOR
Proposal 4 –	Shareholder proposal related to action by written consent of shareholders	AGAINST
The Board of Directors is not aware of any other matters to be presented for action at the meeting.
Board recommendation
The Board of Directors recommends a vote FOR each candidate for director, FOR Proposals 2 and 3 and AGAINST Proposal 4.
Information about how to vote
If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.
Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.
If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote in advance of the meeting by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting are available at www.virtualshareholdermeeting.com/CMG2021.
If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
2021 Proxy Statement 9

ANNUAL MEETING INFORMATION(CONT.)
Revocation of your proxy
You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:
■	re-submitting your vote on the Internet;
■	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660; or
■	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.
Attendance at the virtual annual meeting will not by itself revoke your proxy.
Quorum requirement
A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.
Broker non-votes
A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Voting by Beneficial Owners” above for more information.
Votes required to approve each proposal
Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
Proposals 2 through 4 — Each of the say on pay advisory vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 and approval of the shareholder proposal (if properly presented at the meeting) requires the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to the say on pay vote (Proposal 2) and the shareholder proposal (Proposal 4), are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.
Because the say on pay vote (Proposal 2) and the shareholder proposal (Proposal 4) are advisory, they will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matter of the shareholder proposal. Ratification of our appointment of independent registered public accountants is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.
Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election
Any director who does not receive at least a majority of votes cast would be required to submit an irrevocable resignation to the Nominating and Governance Committee of the Board, and the Committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.
2021 Proxy Statement 10

ANNUAL MEETING INFORMATION(CONT.)
Delivery of proxy materials
We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 23, 2021 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.
Proxy solicitation costs
We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $23,000 plus reimbursement of customary expenses.
2021 Proxy Statement 11

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following tables shows the beneficial ownership of shares of our common stock as of March 23, 2021 by:
■	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
■	each of the executive officers listed in the 2020 Summary Compensation Table appearing later in this proxy statement;
■	each of our directors; and
■	all of our current executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 28,182,443 outstanding shares of common stock as of March 23, 2021. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 23, 2021 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
The Vanguard Group, Inc.(1)	2,811,789	—	2,811,789	9.98%
T. Rowe Price Associates, Inc.(2)	2,403,185	—	2,403,185	8.53%
BlackRock, Inc.(3)	1,955,400	—	1,955,400	6.94%
Directors and Executive Officers
Brian Niccol(4)	9,032	74,606	83,638	*
Jack Hartung(5)	50,286	18,133	68,419	*
Curt Garner(4)	5,232	10,025	15,257	*
Scott Boatwright(4)	3,804	7,003	10,807	*
Christopher Brandt(4)(6)	390	18,004	18,394	*
Albert Baldocchi(6)(7)	71,471	149	71,620	*
Matthew Carey	—	—	—	*
Gregg Engles(6)	100	107	207	*
Patricia Fili-Krushel(6)	235	149	384	*
Neil Flanzraich(6)	230	149	379	*
Mauricio Guttierez	—	—	—	*
Robin Hickenlooper(6)	681	149	830	*
Scott Maw(6)	225	149	374	*
Ali Namvar(6)	3,544	149	3,693	*
Mary Winston(6)	—	107	107	*
All directors and executive officers as a group (18 people)	146,634	135,829	282,463	*
*	Less than one percent.
(1)
Based solely on a report on Schedule 13G/A filed on February 10, 2021. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. The Vanguard Group, Inc. has sole voting power with respect to zero shares of common stock, shared voting power with respect to 47,612 shares of common stock, sole dispositive power with respect to 2,811,789 shares of common stock and shared dispositive power with respect to 123,243 shares of common stock.

(2)
Based solely on a report on Schedule 13G filed on February 16, 2021. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 887,307 shares of common stock, shared voting power with respect to zero shares of common stock, sole dispositive power with respect to 2,403,185 shares of common stock and shared dispositive power with respect to zero shares of common stock.

(3)
Based solely on a report on Schedule 13G/A filed on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. has sole voting power with respect to 1,694,177 shares of common stock and sole dispositive power with respect to 1,955,400 shares of common stock.

(4)
Shares beneficially owned include the following shares underlying stock appreciation rights that are vested or that will vest within 60 days of March 23, 2021: 74,606 shares for Mr. Niccol; 10,025 shares for Mr. Garner; 7,003 shares for Mr. Boatwright; and 17,230 shares for Mr. Brandt.

2021 Proxy Statement 12

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK(CONT.)
(5)
Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 35 shares beneficially owned by his children; and 18,133 shares underlying stock appreciation rights that are vested or will vest within 60 days of March 23, 2021. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(6)
Shares beneficially owned include the following shares underlying restricted stock units that will vest within 60 days of March 23, 2021: 774 shares for Mr. Brandt; 149 shares for Messrs. Baldocchi, Flanzraich, Maw and Namvar and Ms. Fili-Krushel; and 107 shares for Mr. Engles and Ms. Winston.

(7)	Shares beneficially owned by Mr. Baldocchi include 33,000 shares held in a trust established for benefit of his children, and 38,471 shares he holds jointly with his spouse.
2021 Proxy Statement 13

PROPOSAL 1
Election of Directors
Our Board of Directors currently has eleven members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the eleven nominees named below, each of whom is an incumbent member of the Board.
Each of the director nominees was elected at the 2020 annual meeting of shareholders, except for Gregg Engles and Mary Winston, who were elected to the Board in July 2020, and Matthew Carey and Mauricio Gutierrez, who were elected to the Board in March 2021. Mr. Engles initially was recommended to our Board by one of our incumbent directors; Ms. Winston and Messrs. Carey and Gutierrez initially were recommended to our Board by an executive recruiting firm retained by the Board to assist in identifying, evaluating and conducting due diligence on potential director candidates. Each of the director nominees was nominated for re-election by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and each director nominee has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment or the directors may decide to reduce the size of the Board. We are not aware of any reason the nominees would not be able to serve if elected.
There are no family relationships among our directors, or between our directors and executive officers.
Re-election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
The Board of Directors recommends a vote FOR the election of each of the director nominees.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The current terms of all directors expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of May 18, 2021, the date of the annual meeting.
2021 Proxy Statement 14

Albert S. Baldocchi Age: 67 Director Since: 1997
Background:
Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately-held companies. He holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:
Mr. Baldocchi’s extensive involvement with restaurant companies for more than 25 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

How I Chipotle:
Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Matthew A. Carey Age: 56 Director Since: 2021
Background:
Mr. Carey has served as Executive Vice President and Chief Information Officer of The Home Depot, Inc., a home improvement retailer, since September 2008. From January 2006 through August 2008, he served as Senior Vice President and Chief Technology Officer at eBay Inc., an online commerce platform. Prior to that, Mr. Carey held various positions with Wal-Mart Stores, Inc., a general merchandise retailer, from June 1985 to December 2005, with his final position as Senior Vice President and Chief Technology Officer. Mr. Carey previously served as a member of the Board of Directors of Geeknet Inc. and TransUnion Corp. He received an Associate of Applied Science from Oklahoma State University-Okmulgee.

Qualifications:
Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.

How I Chipotle:
Burrito with ½ black beans, ½ pinto beans, double chicken, fajita veggies, tomatillo-green chili salsa, cheese and a side of guacamole

Gregg L. Engles Age: 63 Director Since: 2020
Background:
Mr. Engles is the founder and managing partner of Capitol Peak Partners LLC, a capital investment company, since April 2017. Mr. Engles previously served as the Chairman of the Board of Directors and Chief Executive Officer of The WhiteWave Foods Company, a global food and beverage company, from October 2012 until April 2017 when it was acquired by Danone S.A. He previously served as the Chief Executive Officer of Dean Foods Company, a food and beverage company and former parent company of WhiteWave, from April 1996 until WhiteWave’s initial public offering in October 2012. Mr. Engles currently serves on the Board of Directors of Liberty Broadband Corporation and he previously served on the Boards of Directors of Danone S.A., GCI Liberty (until it merged into Liberty Broadband Corporation), Liberty Expedia Holdings, Inc., and Dartmouth College. He received a bachelor’s degree in Economics from Dartmouth College and Juris Doctorate from Yale University.

Qualifications:
Mr. Engles has significant operational, strategic leadership and Board experience gained through his senior leadership positions at WhiteWave and other large public companies. He provides our Board with executive leadership perspective on the operations and management of public companies, which will assist our Board in evaluating strategic opportunities.

How I Chipotle:
Salad with Carne Asada, cauliflower rice, black beans, fresh tomato salsa, fajita veggies, sour cream, cheese and Chipotle honey vinaigrette dressing.

2021 Proxy Statement 15

Patricia Fili-Krushel Age: 67 Director Since: 2019
Background:
Ms. Fili-Krushel serves as Chair of the Board of Directors of Coqual (formerly Center for Talent Innovation), a New York City–based think tank that focuses on global talent strategies, where she served as Chief Executive Officer from January 2019 until February 2021. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She also serves as a director of Dollar General Corporation. Ms. Fili-Krushel received a Bachelor’s degree in communications from Saint John’s University, and an MBA from Fordham University.

Qualifications:
Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.

How I Chipotle:
Burrito bowl with cauliflower rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Neil W. Flanzraich Age: 77 Director Since: 2007
Background:
Mr. Flanzraich is the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company, where he previously served as Chief Executive Officer and Chairman, and Executive Chairman of Alzheon, Inc., a privately-owned biotech company. He has been a private investor since February 2006. From 1998 through its sale to TEVA Pharmaceuticals Industries, Ltd. in January 2006, he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as Senior Vice President, General Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. Mr. Flanzraich serves as Chairman of Atlantix Care Corporation, a privately-owned healthcare provider; Chairman and Co-Founder of AgoneX Biopharmaceuticals, Inc., a privately owned biotech company; and a member of the Board of Directors of Atrium European Real Estate Limited, an owner/manager of shopping centers in Central and Eastern Europe. He previously served as a director and as Lead Independent Director of Equity One Inc., and as a director of a number of other public and private companies. He received an A.B. from Harvard College and a J.D. from Harvard Law School.

Qualifications:
Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies.

How I Chipotle:
Burrito with cauliflower rice, chicken, pinto beans, guacamole, fresh tomato salsa and lettuce.

2021 Proxy Statement 16

Mauricio Gutierrez Age: 50 Director Since: 2021
Background:
Mr. Gutierrez has served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, since December 2015. He joined NRG in August 2004 and has served in multiple executive positions within NRG including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. He has served as a member of the Board of Directors of NRG since January 2016, and he previously served on the board of Clearway Energy, Inc. Mr. Gutierrez holds a bachelor's degree in industrial engineering from the Universidad Panamericana, a master's degree in mineral economics from Colorado School of Mines and a master's degree in petroleum economics from the French Petroleum Institute.

Qualifications:
Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.

How I Chipotle:
Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

Robin Hickenlooper Age: 42 Director Since: 2016
Background:
Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper previously served on the board of directors of FTD Companies, Inc. She earned an MBA from Kellogg School of Management at Northwestern University and a Bachelor’s degree in Public Policy from Duke University.

Qualifications:
Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

How I Chipotle:
Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

2021 Proxy Statement 17

Scott Maw Age: 53 Director since: 2019
Background:
Mr. Maw served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. He was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and CFO of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and CFO of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the boards of directors of Avista Corporation, Alcon Inc., and Root, Inc. and serves on the Board of Trustees of Gonzaga University. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.

Qualifications:
Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.

How I Chipotle:
Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chile salsa.

Ali Namvar Age: 51 Director Since: 2016
Background:
Mr. Namvar is a private investor focused on growth companies and he serves as an advisory board member of Pershing Square Capital Management, L.P., an investment firm that currently is a significant shareholder of Chipotle. From January 2006 through April 2018, Mr. Namvar was an active partner and senior member of the investment team at Pershing Square. Prior to joining Pershing Square, Mr. Namvar held positions at Blackstone Group and Goldman Sachs Group, Inc. Mr. Namvar holds a Bachelor of Arts degree from Columbia University and an MBA from the Wharton School at the University of Pennsylvania.

Qualifications:
Mr. Namvar has significant investment experience in restaurant companies, high growth businesses and the branded consumer goods sector. He also brings to the Board a deep knowledge of finance, equity markets, strategic transactions and investor relations.

How I Chipotle:
Burrito bowl with chicken, black beans, fajita veggies, romaine lettuce, fresh tomato salsa and guacamole.

2021 Proxy Statement 18

Brian Niccol Age: 47 Director Since: 2018
Background:
Mr. Niccol has served as our Chief Executive Officer and a director since March 5, 2018 and in the additional role as Chairman of the Board since March 3, 2020. From January 2015 to February 2018 Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business. He serves as a director of Harley-Davidson, Inc. (through May 20, 2021).

Qualifications:
Mr. Niccol brings us extensive experience in brand management, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

How I Chipotle:
Burrito bowl with Barbacoa, brown rice, fajita veggies, cheese, romaine lettuce and tomatillo-green chili salsa and tomatillo-red chile salsa on the side, with a side of guacamole and chips.

Mary Winston Age: 59 Director Since: 2020
Background:
Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of Acuity Brands, Inc., Dover Corporation, Bed Bath & Beyond and Domtar Corporation (through May 5, 2021). Ms. Winston previously served on Board of Directors Plexus Corporation and Supervalu Inc. She holds a Bachelor’s degree in Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Qualifications:
Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in risk oversight and capital allocation, executive compensation and general corporate governance matters.

How I Chipotle:
Burrito bowl with 1/2 chicken, 1/2 Carne Asada, cauliflower rice, fajita veggies, cheese and fresh tomato salsa.

2021 Proxy Statement 19

Board Qualifications, Skills and Attributes
In evaluating current and prospective directors, our Board strives for a highly independent, well-qualified directors, with the diversity, experience and background to be effective and to provide strong oversight and thought leadership to management. In addition to the specific qualifications, skills and experience described above, each director is expected to possess personal traits such as candor, integrity and professionalism and to commit to devote significant time to oversight of the company.
The Board of Directors held nine meetings in 2020. Each director who served in 2020 attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2020. The Board has requested that each of its members attend our annual shareholder meetings absent extenuating circumstances, and all directors serving on the Board following the date of the 2020 annual meeting attended the meeting.
Assuming all directors standing for re-election are elected at the annual meeting, the average age of our directors will be 57, and the Board will possess the skills, experiences and attributes reflected in the following table. We believe these skills, experiences and attributes are relevant and important to the company’s achievement of its strategic goals, including making our brand culturally relevant and engaging, digitizing and modernizing the restaurant experience, continuing to ensure a culture of accountability and creativity throughout our organization, and enhancing our economic model to benefit our shareholders.
Board Skills, Experience and Attributes
Leadership	Digital / Social Media / Consumer Trends
(10 of 11 directors)	(6 of 11 directors)
(CEO or Executive Officer; Leader of large division, business unit or organization; public company board service)	(Digital/ecommerce capabilities to drive consumer engagement; social media strategy; revenue opportunities)
Restaurant / Food Industry	Real Estate / Commercial Leasing
(5 of 11 directors)	(4 of 11 directors)
(Restaurant Owner/Manager; Sourcing & Supply; Food Safety / Quality Assurance)	(Site selection; property management and administration)
HR / Talent Management / Compensation	International Operations
(5 of 11 directors)	(7 of 11 directors)
(Recruiting; talent development; diversity, equality & inclusion; management; HR compliance)	(Non-U.S. regulations, customs, organizational structures and tax implications and planning)
Finance / Accounting	Sustainability / ES&G
(9 of 11 directors)	(5 of 11 directors)
(Financial Reporting; accounting systems; public reporting; Internal Controls)	(Waste reduction, responsible sourcing, environmental impact, social & governance issues)
Cybersecurity / IT Systems	Government Relations
(2 of 11 directors)	(2 of 11 directors)
(Cybersecurity; information technology systems and policies)	(Lobbying, regulatory, investigations & compliance)
Risk Management	Investor Relations
(6 of 11 directors)	(10 of 11 directors)
(Evaluation, Assessment and Oversight)	(Engagement regarding strategy, financial results, executive compensation and corporate governance)
Branding / Marketing / Media
(6 of 11 directors)
(Branding strategy & innovation; customer relations; crisis management)
2021 Proxy Statement 20

Board Selection and Refreshment
We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. In the last two years, we have added four new directors to the Board, and three directors have rotated off the Board. Of the directors standing for re-election, two have served on the board for over 10 years, three have served for three to five years and six have served for two years or less. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the gender and diversity of the Board.
Independence of Directors
Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2021 the Board determined that none of our directors who served on the Board in 2020 has any relationships, transactions or arrangements that would compromise his or her independence, except the following directors who were or are employed by us: Steve Ells, who ceased to be a director in March 2020, and Brian Niccol. In making its determination as to the independence of members of the Board, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi as described below under “Certain Relationships and Related Party Transactions;” and (ii) our agreements with Pershing Square Capital Management, L.P., in which Mr. Namvar was an employee until April 1, 2018, and for which he currently serves on the advisory board. Accordingly, the Board concluded that each director who served on the Board during 2020, other than Mr. Niccol, qualifies as independent.
Committees of the Board
Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.
Audit & Risk Committee
In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accountants which, in their reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accountants, who report directly to the Audit & Risk Committee. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accountants and pre-approves audit and permitted non-audit services provided by our independent registered public accountants. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accountants are pre-approved. This policy is summarized beginning on page 36 of this proxy statement. The Committee determined that the fees paid to the independent registered public accountants in 2020, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s Hiring Policy for Former Employees of Independent Auditor Firm, which further ensures that the independence of the independent registered public accounting firm is not impaired.
2021 Proxy Statement 21

As required by law, the Audit & Risk Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held 12 meetings in 2020. The members of the Audit & Risk Committee are Messrs. Maw (Chairperson), Baldocchi and Carey and Mses. Hickenlooper and Winston. Our Board of Directors has determined that all of the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Maw qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2020 no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 36.
Compensation Committee
The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”
The Compensation Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and don’t create undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including diversity and inclusion programs and initiatives, recruitment and retention of employees, gender and racial/ethnic pay equity and relative compensation and benefits offered to employees across the company; with the full Board, review the succession planning process relating to executive officer positions; assist the Board with its responsibilities for our compensation and benefits programs generally; and other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.
The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2020 Compensation Program – Fiscal 2020 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several executive officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.
The Compensation Committee retained Frederic W. Cook & Co., Inc. (FW Cook), an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2020 and for the equity compensation awards made to our executive officers in February 2020. All of the fees paid to FW Cook during 2020 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. FW Cook was retained pursuant to an engagement letter with the Compensation Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers FW Cook to have sufficient independence from our company and executive officers to allow it to offer objective advice.
The Compensation Committee held 15 meetings in 2020, which included additional meetings to evaluate and discuss the impact of COVID-19 on the company’s incentive compensation programs. Additionally, members of the Committee held a number of discussions with shareholders regarding executive compensation and related matters. A report of the Committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 59.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Messrs. Flanzraich (Chairperson), Engles, Gutierrez and Namvar, and Ms. Fili-Krushel. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2020, other than the payments disclosed under “– Director Compensation” below.
2021 Proxy Statement 22

Nominating and Corporate Governance Committee
The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential director candidates recommended by our shareholders if such nominations are within the time limits and meet other requirements established by our bylaws. The Committee oversees the annual evaluation of the performance of the Board and its committees.
The Nominating and Corporate Governance Committee held seven meetings in 2020. The members of the Committee are Ms. Hickenlooper (Chairperson) and Messrs. Flanzraich and Namvar.
2020 Director Compensation
The Compensation Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. Below is a description of the compensation program for our non-employee directors, which did not change as compared to the 2019 non-employee director compensation program. Directors who are employees of Chipotle do not receive compensation for their services as directors. Accordingly, neither Mr. Niccol nor Steve Ells, who stepped off the Board in March 2020, received additional compensation for service on the Board in 2020. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings.
Non-Employee Director Compensation	Cash Retainer(1)	Restricted Stock Units(2)
Annual Director Retainer	$ 110,000	$150,000
Committee Chair Retainers:
Audit & Risk	$ 30,000
Compensation	$ 25,000
Nominating and Corporate Governance	$ 20,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$ 15,000
Compensation	$ 12,500
Nominating and Corporate Governance	$ 10,000
Lead Independent Director	$ 50,000
(1)	All cash retainers are paid in arrears, on a pro rata basis, at the end of April and November.
(2)
An restricted stock unit (“RSU”) represents the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors on the date of our annual shareholders meeting each year. The number of shares subject to the award is based on the closing price of our common stock on the grant date.

Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. RSUs count as shares owned for purposes of the stock ownership requirements. All of our non-employee directors who were serving for more than one year as of December 31, 2020 either met or were on track to meet this requirement.
2021 Proxy Statement 23

The compensation we paid to each non-employee director who served on the Board in 2020 is set forth below. In 2019, the Board changed the time period for calculating director compensation from a calendar year basis (December to January) to a one-year period running from May to May, which corresponds with the annual election of directors. In May 2020, the directors received two grants of RSUs, one grant covering the service period from the May 2020 annual meeting to the May 2021 annual meeting, and a second pro-rated grant covering the transition period from January 2020 to May 2020.
Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Albert S. Baldocchi	$ 120,833	$ 207,870	$ 328,703
Paul Cappuccio(2)	$ 60,417	$57,518	$117,935
Matthew A. Carey(3)	—	—	—
Gregg Engles(3)	$ 43,709	$ 126,824	$ 170,533
Patricia Fili-Krushel	$ 112,292	$ 207,870	$ 320,162
Neil W. Flanzraich	$ 178,750	$ 207,870	$ 386,620
Mauricio Gutierrez(3)	—	—	—
Robin Hickenlooper	$ 128,750	$ 207,870	$ 336,620
Scott Maw	$ 122,083	$ 207,870	$ 329,953
Ali Namvar	$121,458	$ 207,870	$ 329,328
Matthew Paull(2)	$51,042	$57,518	$ 108,560
Mary Winston(3)	$44,231	$126,824	$171,055
(1)
Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer. On May 19, 2020, RSUs in respect of 206 shares of common stock were granted to each non-employee director who was re-elected to the Board, which RSUs were valued at $1,009.08 per share, the closing price of Chipotle common stock on the grant date. The grant covered (i) the one year service period from the May 2020 annual meeting to the May 2021 annual meeting, which RSUs vest on the first anniversary of the grant date subject to the director’s continued service as a director through that date, plus (ii) the transition period of January 2020 to May 2020 as we switched the director compensation time period from a calendar year basis to the one-year period running from May to May, which RSU vested on the date of grant because they were granted in arrears at the end of the service period. Under the terms of the award agreements, vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following a change in control of Chipotle. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs; however, none of the directors elected this deferral option in 2020. As of December 31, 2020, Messrs. Baldocchi, Flanzraich, Maw and Namvar and Meses. Fili-Krushel and Hickenlooper each held 149 RSUs, and Mr. Engles and Ms. Winston each held 107 RSUs.

(2)	Messrs. Cappuccio and Paull served on the Board from January through May 2020 and received pro rata compensation for 2020.
(3)	Mr. Engles and Ms. Winston joined the Board in July 2020 and received pro rata compensation for 2020; Messrs. Carey and Gutierrez joined the Board in March 2021 and received no compensation for 2020.
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CORPORATE GOVERNANCE
Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, officers and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines and each of the Codes are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.
If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics or our Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.
Chairman of the Board
In March 2020, the Board appointed Brian Niccol, our Chief Executive Officer, to the additional position of Chairman of the Board. The Chairman of the Board presides at meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is appropriate at this time in our company’s growth for Mr. Niccol to serve as Chairman because his strong operational experience, extensive knowledge of the restaurant industry, and visionary and leadership skills both empower the company to execute its strategy and also focus our directors’ attention on the most critical business matters facing the company. The Board annually appoints a Lead Independent Director, whose role is described below. In addition, all Board committees are led by independent directors, executive sessions of the directors are held at each regular Board meeting and all directors are actively engaged in oversight of the company. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role.
Although we believe that combining the roles of Chairman and Chief Executive Officer is the best structure for our shareholders and the company now, if our Board (particularly the Lead Independent Director and the chairperson of the Nominating and Corporate Governance Committee) believed that a different leadership structure would be better based on the challenges and needs of the business, we would change the structure.
Lead Independent Director
Mr. Flanzraich was appointed Lead Independent Director in September 2014. The Board believes that maintaining a Lead Independent Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (1) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (2) approving information sent to the Board; (3) approving the scheduling of Board meetings and the agenda and materials for each meeting and executive session of the independent directors to provide that there is sufficient time for discussion of all agenda items; (4) serving as liaison between the Chairman and the independent directors; (5) if requested by major shareholders, being available for periodic consultation and direct communication with major shareholders; (6) with the Chairman and the Nominating and Corporate Governance Committee, evaluating all Director candidates and making recommendations to the Nominating and Corporate Governance Committee; (7) collaborating with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board performance self-evaluation process; and (8) with the Chair of the Compensation Committee, leading the annual performance evaluation of the Chief Executive Officer.
Board Performance Self-Evaluation Process
In consultation with the Lead Independent Director, the Chairman of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that this self-evaluation process best generates candid and real-time feedback on the efficacy of the Board and its relationship with management and considers each year whether changes in the process would be advisable.
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CORPORATE GOVERNANCE (CONT.)
How to Contact the Board of Directors
Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee, although communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees may not be forwarded.
Executive Sessions
Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2020. The Lead Independent Director chaired the non-employee executive sessions of the Board held during 2020. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2021, and independent directors may schedule additional sessions at their discretion.
At regularly-scheduled meetings of the Audit & Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee, executive sessions are scheduled at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All eleven incumbent members of the Board are nominees for election as a director at this year’s annual meeting. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.
The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee’s charter also authorizes it to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.
Candidate Qualifications and Considerations
The Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including each candidate’s:
■	integrity and business ethics;
■	strength of character and judgment;
■	ability and willingness to devote sufficient time to Board duties;
■	potential contribution to the diversity and culture of the Board;
■	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;
■	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and
■	experience on public company boards and knowledge of corporate governance practices.
These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; however, the Board believes that diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board. Accordingly, diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one
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CORPORATE GOVERNANCE (CONT.)
of many elements that will be considered in evaluating a particular candidate. Search firms with which we work to identify potential Board nominees have been instructed to specifically identify candidates who, in addition to bringing particular skills and experience to the Board, also would add to the gender and/or ethnic diversity of the Board.
Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations
Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”
Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2022 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 72. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws. These provisions are described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2022 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws” on page 72.
Candidate Evaluation Process
The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Board Committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).
Investor Agreement Regarding Board Nominations
On December 14, 2016, we and Pershing Square Capital Management, L.P. (together with funds it advises, “Pershing Square”) entered into a letter of agreement (which we refer to as the “Investor Agreement”) regarding nominations to the Board and a number of related matters. The Investor Agreement provided for the nomination of Ali Namvar for election to Chipotle’s Board at the 2017 and 2018 annual meetings of shareholders, a procedure for replacing Mr. Namvar with a successor director in certain cases, and specified voting obligations of Pershing Square with respect to Chipotle’s annual shareholder meetings. Pershing Square further agreed to cause the resignation of Mr. Namvar from Chipotle’s Board in the event Pershing Square’s ownership of Chipotle’s outstanding common stock falls below 5%, which occurred in February 2020. Notwithstanding Pershing Square’s reduced ownership, the Board decided to nominate Mr. Namvar for re-election to the Board at the annual meeting.
Under the Investor Agreement, Pershing Square is also subject to specified standstill restrictions lasting generally until a specified period after Pershing Square ceases to have any representatives serving on Chipotle’s Board. For further details regarding the Investor Agreement and related agreements, see “Certain Relationships and Related Party Transactions.”
Shareholder Engagement
Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. As in prior years, during 2020 we conducted outreach calls with our largest shareholders. Before we filed our proxy statement for our 2020 annual meeting, we reached out to shareholders holding over 51% of our outstanding common stock to solicit their feedback generally and, after we filed our proxy statement, we reached out again to shareholders holding almost 50% of our outstanding common stock. We also reached out to all of our shareholders that presented proposals for consideration at the annual meeting to discuss their proposals and our existing policies and practices and
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CORPORATE GOVERNANCE (CONT.)
our investor relations team reached out to the investment managers of our largest shareholders. During these discussions, we discussed a wide range of topics including, among others, sustainability and corporate social responsibility, executive compensation, diversity, corporate governance, business strategy and historical financial performance. Overall, these exchanges were candid and constructive. Most of our engagement has been in person or via telephone, and Chipotle participants varied depending on the topics the shareholders wanted to discuss and included directors and members of our executive leadership team. The Board or members of the appropriate Committee were updated about the discussions and considered any actions to be taken in response. The table below generally summarizes our engagement process.
Timing/Frequency	Chipotle Participants	Discussion Topics
Annual Meeting-Related
Early in year, usually after fiscal year earnings are announced and before our first quarter Board meeting, and again after the proxy statement is filed
■ Representatives from any or all of our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability
functions
■ Lead Independent Director
■ Chair of our Compensation or Nominating & Corporate Governance Committees may participate

■ Executive compensation, including
award design & performance metrics
■ Incentive and equity plan parameters
■ Board composition, refreshment, nomination & election procedures and related matters
■ Corporate governance
■ Sustainability, environmental, human capital management and diversity matters
■ Proxy statement disclosures

Issue-Based Engagement
Before or after the proxy statement is filed
■ Representatives from any or all of our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability
functions
■ Lead Independent Director
■ Chair of our Compensation or Nominating & Corporate Governance Committees may participate

■ Shareholder proposals submitted for
the proxy
■ Proposed changes to our executive
compensation program
■ In 2020/2021, the impact of COVID-19 on our business and executive compensation program and the company’s response to the
COVID-19 pandemic

Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, at analyst-sponsored conferences)	■ Senior Management and Investor Relations	■ Company strategy ■ Financial results and outlook
Investor Calls - Earnings
Quarterly and special calls from time to time	■ Senior Management and Investor Relations	■ Company strategy ■ Financial results and outlook
Response to Shareholder Proposals
At our 2020 annual meeting, a shareholder proposal was presented requesting that we report to shareholders regarding the use of contractual provisions requiring our employees to arbitrate employment-related claims, which proposal received the affirmative vote of a majority of the voting power present at the annual meeting. In response to this proposal, we posted on the Investors page of our website at ir.chipotle.com, under Corporate Governance, an “Employment-Related Arbitration Report.” We strive to be responsive to input and feedback of our shareholders and other stakeholders as expressed through our active engagement and annual meeting processes.
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CORPORATE GOVERNANCE (CONT.)
Policies and Procedures for Review and Approval of Transactions with Related Persons
We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 71.
A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
Role of the Board of Directors in Risk Oversight
While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees exercise an oversight role with respect to risk issues facing our company. The responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees as follows:
Areas of Risk Oversight
Board of Directors	■	Our strategic plans, financial and operating performance and shareholder returns
	■	Overall risk assessment and mitigation of critical risks
	■	Corporate sustainability initiatives
	■	Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management
	■	Succession planning process for our CEO and other executive officers and development of senior management
Audit & Risk Committee	■	Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls
	■	Internal controls and the performance of the internal audit function
	■	Performance of the independent registered public accountants and the lead audit partner
	■	Cyber security and data privacy programs, policies and risk assessment and mitigation
■
Ethics and Compliance program, including the whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

■
Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

	■	Transactions with related persons and compliance with our Policy and Procedures with respect to Related Person Transactions
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CORPORATE GOVERNANCE (CONT.)
Areas of Risk Oversight
Compensation Committee	■	Compensation and evaluation of our CEO and the compensation of our other executive officers, including employment agreements and post-service arrangements and perquisites
	■	Evaluation of risks relating to our compensation programs
■
Human capital management, including diversity and inclusion programs and initiatives, recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company

	■	Our compensation and benefits programs generally, including retirement and welfare plans and equity compensation plans
	■	Stock ownership policy
	■	Director compensation program
Nominating and Corporate Governance Committee	■	Corporate governance policies and processes
	■	Compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters
	■	Board refreshment and identification, evaluation and selection of potential director candidates
	■	Annual process of evaluating the performance of the Board and each Committee
	■	Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company
Our Board receives regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues.
In addition, our Audit & Risk Committee receives quarterly reports on our information security and cyber fraud prevention programs. Similar to most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a Cybersecurity Program, which includes appropriate security risk assessments, security monitoring, incident response, policies, operating standards, global regulatory compliance and employee training. We continually invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats.
Board Leadership Structure
Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director, Board committees led by independent directors, executive sessions of the directors at each regular Board meeting and active engagement by all directors. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role and facilitates the oversight of risk by combining independent leadership with an experienced Chairman who has intimate knowledge of our business, industry and challenges. The experience and operating expertise that our Chairman and Chief Executive Officer brings to the Board, combined with the independent leadership of our Lead Independent Director, allow the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern. Additionally, the Board’s independent committees, or the independent directors as a whole, can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.
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CORPORATE GOVERNANCE (CONT.)
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Chipotle’s Response to COVID-19
The health and well-being of our employees and guests has always been and continues to be our top priority. Over the past few years we made significant investments to strengthen our food safety practices, which investments benefitted us during the unprecedented COVID-19 pandemic. These investments include installing advanced air filtration systems, sanitizers in our restaurants, employee wellness protocols and improved handwashing requirements. In addition, we implemented the COVID-19 recommendations of the CDC and local health departments, including social distancing, wearing face masks and tamper evident packaging seals for all digital orders, and we created a new steward role to sanitize high-traffic areas. Collectively, these efforts give our employees and guests confidence that Chipotle is committed to keeping them safe at all times. To ensure the health and well-being of all of our employees, we also provided the following incremental COVID-19 benefits:
■	Expanded our paid emergency leave benefits to accommodate employees directly affected by COVID-19
■	Provided 30-day personal leave with automatic approval for any COVID-19 related reason
■	Extended access to telemedicine coverage to employees and their families
■	Expanded Employee Assistance Program coverage and Concierge Service for employees and their families
■	Removed the minimum hours worked requirement for access to our Tuition Assistance & Debt-free-degree programs
■	Provided hourly assistance pay equal to a 10% increase to all hourly base wages
■	Provided a discretionary bonus in each quarter, in either cash or equity, to our restaurant salaried managers under our Quarterly Bonus Plan.
■	Provided an additional assistance pay bonus to our salaried restaurant managers
Due to these incremental actions and investments we made over the past few years to strengthen our food safety practices, we only were required to close a small number of restaurants and furlough less than 2% of our employees due to the COVID-19 pandemic.
Sustainability and Corporate Responsibility
Chipotle’s sustainability efforts are in focused in three key areas: Food & Animals, People and the Environment. In each of these three areas, we have goals that we publish in our Sustainability Reports. Below is a summary of some of our 2020 initiatives in each of these areas.
Food & Animal
Food & Animals are at the core of our business and, therefore, our sustainability efforts. We believe that the way food is grown and raised matters, and we focused significant efforts and progress around this important area in 2020. Below are a few examples of our initiatives:
In October 2020, we launched a feature to showcase how simple decisions like what ingredients go into your meal can affect the world. Our “Real Foodprint” tracker allows guests to view the cumulative potential impact of their Chipotle orders, as compared to orders using conventional ingredients, against five key metrics including: Less Carbon in the Atmosphere, Gallons of Water Saved, Improved Soil Health, Organic Land Supported, and Antibiotics Avoided. Chipotle is the first brand to provide detailed impact data about its ingredients for guests, holding the brand accountable for cultivating a better world.
A unique and impactful part of our sustainability strategy is to continue to source both organic and local ingredients. In 2020, 11% of all of our produce was locally sourced, which equates to 31 million pounds from 54 unique local farmers. In 2020, we purchased 28.1 million pounds of organic and transitional ingredients, including 7.4 million pounds of black beans, 4.7 million pounds of cilantro, 4.2 million pounds of tofu and 3.4 million pounds of avocado. Organic growing practices help the health of the soil by creating a thriving ecosystem from natural, not synthetic, fertilizers which can harm the soil. 100% of the soybeans for tofu that we use in our Sofritas are grown organically.
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CORPORATE GOVERNANCE (CONT.)
We are also committed to supporting farmers. Since 2019, Chipotle has pledged to help reinvigorate the fading farming industry for future generations. Some of our programs include:
■
Tractor Beverage Co. Partnership - All TRACTOR BEVERAGES sold by Chipotle help support the U.S. agricultural industry, with 5% of Chipotle's profits from its sale of these beverages being donated to causes that benefit farmers. Funds expand Chipotle's existing farmer programs including long-term contracts, increased local sourcing, scholarships and grants to start, run or grow farming operations, among others.

■
Virtual Farmers Market – We are supporting farmers in our supply chain by assisting in the development of eCommerce sites within the CHIPOTLE VIRTUAL FARMERS MARKET, an online marketplace where consumers can buy real ingredients online, directly from the brand's suppliers.

■
Young Farmers - To date, Chipotle and the Chipotle Cultivate Foundation have contributed over $500,000 to support the next generation of farmers. The brand is EMPOWERING THE INDUSTRY by offering education, scholarships, grants, and three-year contracts to young farmers.

■	Aluminaries – Our ALUMINARIES PROJECT 2.0 accelerator program has helped growth stage ventures across the country advance innovative solutions in farming.
People
Chipotle strives to be at the forefront of positively impacting the communities where we live and work. This year we added a Round Up For Real Change feature on our mobile app and chipotle.com that allows customers to round up their bill to the next highest dollar amount, with the extra amount contributed to various organizations whose missions are aligned with Cultivating a Better World. In 2020, nearly $4.0 million was donated through this feature.
Diversity and inclusion are core to our ethos as a company. In support of our ongoing commitment to building equity and addressing racial injustice, we enabled positive change externally and internally. We pledged $1.0 million in support of organizations advocating against systemic racism in our society, of which $500,000 was awarded to the National Urban League and $250,000 was directed through Community Outreach Grants to 232 local, non-profit organizations that were nominated by our General Managers. We also expanded our listening sessions with employees and supported the formation of a new employee resource group, UNIFIED (United Network of Influencers Furthering Inclusion and Ethnic Diversity) to learn how we can further evolve as a company and provide equal access to opportunities to all our employees. We are committed to continuing to expand our diversity, equity, and inclusion efforts for both our employees and our communities.
Environment
Environmental sustainability is a key driving force in our mission to Cultivate a Better World. We acknowledge climate change and the risk it poses to our business, and we acknowledge the need for all businesses, including our own, to take responsibility and action towards reducing their carbon impact. We are committed to addressing our contribution to climate change in ways that are consistent with the recommendations of the global climate science community. This includes an intention to set emissions reduction targets for our full carbon footprint, and adopt new initiatives, as well as continue existing initiatives to reduce the carbon intensity of our supply chain. In an effort to increasingly mitigate our climate impact, we have committed to set company-wide emissions targets in line with climate science. Additionally, the Energy Management System that we have installed at over 97% of our locations has avoided over 53,000 metric tons of CO2e emissions since the launch of the system.
Beyond energy efficiency and emissions, we are committed to managing our products’ end of life. We are working diligently to divert our restaurants’ waste away from landfill. In 2020, we achieved our 50% diversion goal - meaning half of our restaurants’ waste was diverted away from the landfill via recycling, compost waste to energy and other innovative solutions.
Diversity, Equity and Inclusion
One of our core values is to “foster a culture that values and champions our diversity, while leveraging the individual talents of all team members to grow our business and cultivate a better world.” In 2020, we retained an independent DE&I consulting firm to assess our company to understand our current state and areas for continued focus. The assessment revealed that our “culture is a strategic differentiator and enabler… that sets Chipotle apart from competitors” and that “the fundamental underpinning of the culture is the organization’s values, all of which guide the organization’s strategic priorities and delivery of the mission.” We are proud of our culture, which champions diversity, ensures equity, and celebrates inclusion. As of December 31, 2020, more than 50% of our U.S.-based employee population is female and approximately 66% of our U.S based employee population is comprised of racial and ethnic minorities.
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CORPORATE GOVERNANCE (CONT.)
Gender and Racial Pay Equity
We are committed to ensuring pay equity for all employees. In 2020, we retained a third-party consulting firm to conduct an independent pay equity analysis of our U.S. workforce to identify risks and unexplained base pay gaps in our organization by gender and race/ethnicity. The consultant ran statistical models for distinct segments of our workforce to determine the factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions, such as geographic location, and to normalize pay based on these factors. The results of this analysis did not identify preferential treatment to any class of employee, which supports our commitment to ensuring we pay our employees equally across gender and race/ethnicity.
Prohibition on Hedging and Pledging
We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
2021 Proxy Statement 33

Proposal 2
Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement
As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say on pay votes at each year’s annual meeting until at least the next shareholder vote on the frequency of say on pay votes in 2023.
Executive Compensation Disclosures
Detailed discussion and analysis of our executive compensation begins on page 41. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2020 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of shareholder outreach in which we’ve engaged in regards to the compensation of our executive officers, compensation decisions the Compensation Committee made for 2020, and measures we’ve taken to ensure that executive compensation is aligned with company performance and the creation of shareholder value.
Say on Pay Resolution
The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:
“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”
The say on pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The Board of Directors recommends a vote FOR the say on pay proposal.
2021 Proxy Statement 34

Proposal 3
Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm
The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accountants, has engaged Ernst & Young LLP as independent registered public accountants to audit our consolidated financial statements for the year ending December 31, 2021 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as independent registered public accountants. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2021 if it determines that such a change would be in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent registered public accountants or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:
■
Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

■	the quality and candor of Ernst & Young’s communications with the Committee and management;
■	Ernst & Young’s independence;
■
the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

■	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms; and
■
the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accountants, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, is in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the Committee’s instruction, Ernst & Young will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management makes a recommendation to the Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the Committee, individually and/or as a group, will interview the leading candidate, and the Committee then considers the appointment and approves the selection as a Committee. A new lead engagement partner was appointed for the 2020 audit and the next change in lead engagement partner after the current five-year rotation period is expected to occur for the 2024 audit.
The Audit & Risk Committee has adopted a policy which sets out procedures that the company must follow when retaining the independent registered public accountants to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “– Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2020 and 2019 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accountants. Ernst & Young has served as our independent registered public accountants since 1997. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
2021 Proxy Statement 35

Independent Registered Public Accountants’ Fees
The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2020 and 2019 were:
Fees for Services	2020	2019
Audit Fees(1)	$ 1,400,200	$1,117,526
Audit-Related Fees	—	—
Tax Fees(2)	$591,705	$ 119,480
All Other Fees	$1,300	$ 20,605
Total Fees	$1,993,205	$1,257,611
(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax consulting and advisory services.
The Audit & Risk Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
Audit & Risk Committee Report
With regard to the fiscal year ended December 31, 2020, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2020 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accountants, the matters required by Auditing Standards 1301, Communication with Audit & Risk Committees and matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.
The Audit & Risk Committee:
Scott Maw, Chairperson
Albert Baldocchi
Robin Hickenlooper
Mary Winston
Policy for Pre-Approval of Audit and Permitted Non-Audit Services
The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accountants. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.
Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.
The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accountants by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the Committee any non-compliance with this policy of which he becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.
2021 Proxy Statement 36

Shareholder Proposal
A shareholder has submitted the following proposal, which will be voted on at our annual meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as it was submitted to us. We do not believe that certain assertions in these shareholder proposals about Chipotle are correct, but we have not attempted to refute all of these inaccuracies. Our Board of Directors has recommended a vote AGAINST this proposal for the reasons set forth following the proposal.
Proposal 4 – Shareholder Right to Act by Written Consent
James McRitchie has notified us that he beneficially owns 10 shares of our common stock and that he intends to submit the following proposal at the annual meeting. We will provide his address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal.
Proposal 4 – Shareholder Right to Act by Written Consent
Shareholders of Chipotle Mexican Grill Inc (CMG) request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon are present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.
This proposal topic won 95%-support at a Dover Corporation shareholder meeting and 88%- support at an AT&T shareholder meeting. And that was before the shareholder ability to call a special in-person shareholder meeting was essentially eliminated by the 2020 pandemic.
This proposal topic won 41.5% support at our 2020 annual meeting, despite the pandemic. The 2020 proposal did not point out that our management ignored the fact that written consent can be structured so that all shareholders get notice of a proposed action. Plus, in 2020 CMG management also ignored the fact that winning written consent would require 60%-approval of shares voted at a typical CMG annual meeting, since many shareholders do not vote.
With the near universal use of online annual shareholder meetings, which can last only 10-minutes, the shareholder right to call a special meeting has been severely reduced in value. Shareholders can be restricted in making their views known at online shareholder meetings because constructive questions and comments can be easily screened out by the incumbent management and board.
For example, the 2020 Goodyear shareholder meeting was spoiled for shareholders by a trigger-happy management mute button. (Goodyear's virtual meeting creates issues with shareholder, https://www.crainscleveland.com/manufacturing/
goodyears-virtual-meeting-creates-issues- shareholder)
AT&T would not allow shareholders to speak. (AT&T investors denied a dial-in as annual meeting goes online, https://whbl.com/
2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes- online/1007928/)
The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%- support for a written consent shareholder proposal. This compares to the 41.5% CMG vote in 2020. BK’s action was taken a year before the pandemic put an end to the vast majority of in- person shareholder meetings – perhaps forever.
Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings have the potential to dramatically reduce shareholder engagement and management transparency.
Please vote yes:
Shareholder Right to Act by Written Consent – Proposal 4
2021 Proxy Statement 37

Shareholder Proposal(CONT.)
Board of Directors’ Statement in Opposition
The Board of Directors recommends a vote AGAINST this proposal because it believes matters that are important enough to require shareholder approval should be communicated in advance and that all shareholders should have the opportunity to consider and vote on them.
The Board believes that action presented for a vote at an annual or special meeting advances the interests of shareholders more than action by written consent because meetings offer important protections and advantages that are absent from the written consent process, including:
■	all shareholders have the opportunity to openly express views on proposed actions and to participate in the meeting and the shareholder vote;
■	the meeting and the shareholder vote occur in a transparent manner, at a date and time publicly announced in advance of the meeting;
■
accurate and complete information about the proposed shareholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action; and

■	the Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a shareholder meeting.
By contrast, the written consent process is less transparent and less democratic.
Adoption of the proposal would make it possible for shareholders owning slightly over 50% of our outstanding common stock to take significant corporate action without any prior notice to the Board or other shareholders, and without giving all shareholders an opportunity to consider, discuss and vote on the actions – actions that may have important ramifications for both the company and its shareholders. Even if shareholders get notice of a proposed action by shareholders, notice is not the same as being engaged in the discussion and being able to hear all sides of an issue. A written consent could effectively disenfranchise any shareholders who do not have, or are not given, the opportunity to participate in the written consent process. We believe that shareholders should have an opportunity for fair discussion and to exchange views with the Board before shareholder action is taken.
We also believe shareholders already have effective avenues to voice their concerns and opinions, which makes this proposal unnecessary:
■
Under our bylaws, shareholders holding 25% or more of our shares may call a special meeting and present matters for a vote by all shareholders, which is a more transparent and equitable process for shareholders than the written consent process. Any investor group that wants to act by written consent could instead simply call a special meeting and allow for constructive deliberation and voting at the special meeting.

■	“Proxy access” rights contained in our bylaws allow eligible shareholders to include their chosen nominees for director in our proxy materials along with the Board-nominated candidates.
■
We have an extensive shareholder engagement process that allows shareholders to bring matters to the attention of the Board and management outside of the annual meeting process. See the section titled “Shareholder Engagement” on page 27.

In addition, our strong corporate governance practices enhance Board accountability and protect the rights of shareholders, including:
■	Annual election of all directors;
■	Majority vote standard to elect directors;
■	Election by the independent directors of the Lead Independent Director who has a clearly defined and robust role;
■	Our director share ownership requirement;
■	Annual advisory vote to approve executive compensation;
■	No supermajority voting provisions; and
■	Our shareholders’ right to directly communicate with and raise concerns to the Board or an individual director.
In summary, our Board believes that the implementation of this proposal is not in the best interests of shareholders nor of the company and is unnecessary, given the ability of shareholders to call special meetings and the company’s strong corporate governance practices and policies. In addition, if adopted this proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings.
Our Board of Directors recommends a vote AGAINST Proposal 4.
2021 Proxy Statement 38

EXECUTIVE OFFICERS AND COMPENSATION
EXECUTIVE OFFICERS
In addition to Brian Niccol, our Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 5, 2021, are as follows:
Executive Officers

Marissa Andrada, 53, serves as our Chief Diversity, Inclusion and People Officer. Prior to joining Chipotle in April 2018, Ms. Andrada was Senior Vice President of Human Resources & Chief Human Resources Officer at Kate Spade & Company, a fashion company, from July 2016 through October 2017, and Senior Vice President of Partner Resources for Starbucks Corporation, a global coffee roaster and retailer, from November 2010 to March 2016. Prior to Starbucks, she served as Senior Vice President of Human Resources at GameStop Corporation and Head of Human Resources at Red Bull North America. Ms. Andrada holds a Masters of Business degree from Pepperdine University.

Scott Boatwright, 48, serves as Chief Restaurant Officer and has direct accountability for all restaurant operations. Prior to Chipotle in May 2017, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Sr. Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Mr. Boatwright holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 52, has served as Chief Marketing Officer since April 2018. Prior to joining Chipotle, Mr. Brandt was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 through December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Mr. Brandt holds an MBA from the Anderson School at UCLA.

Curt Garner, 51, has served as Chief Technology Officer since March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer, and prior to that worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in economics from The Ohio State University.

John R. (Jack) Hartung, 63, has served as Chief Financial Officer since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees supply chain, real estate and development and Chipotle’s European operations. He joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Laurie Schalow, 53, serves as our Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, PR, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Ms. Schalow holds an MBA from Case Western Reserve and Wayne State University. She currently serves on the Board of Directors for The Muhammad Ali Center.

Roger Theodoredis, 62, has served as Chief Legal Officer and General Counsel since October 2018. Prior to joining Chipotle, Mr. Theodoredis was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Mr. Theodoredis served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. He holds a J.D. from Boston University School of Law.

2021 Proxy Statement 39

EXECUTIVE OFFICERS AND COMPENSATION (CONT.)
LETTER FROM THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS
Dear Fellow Shareholder,
Chipotle embarked on a major business turnaround at the start of 2018, following the appointment of Brian Niccol as CEO, who revamped the company’s strategy and addressed food-safety issues with a largely new leadership team. The results have been overwhelmingly successful.
Over the three-year period from 2018 through 2020, Chipotle’s market-capitalization value grew by over $30.6 billion, representing an increase of approximately 475%. Compared to the S&P 500, the company’s three-year relative total shareholder return was at the 99th percentile. More impressively, roughly half of the increased market-capitalization value is attributable to 2020 when the common share price increased by 65.7% against severe headwinds caused by the COVID-19 pandemic that required Chipotle to close some restaurants, eliminate in-restaurant dining and offer takeout and delivery only. The effects of the global pandemic also caused some staffing shortages, which forced restaurant closures, limited service options or modified operating hours.
Pay delivery from Chipotle’s 2020 annual incentive plan and 2018-20 performance share unit plan was determined based on financial operating performance measured against aggressive metrics that were set before the impact of COVID-19 was known. In the view of the Compensation Committee of the Board, financial metrics under these plans should be adjusted to reduce the unplanned impact of the pandemic to fairly reward the leadership team’s extraordinary success in developing and executing the turnaround strategy that has benefited employees and restaurant guests as well as shareholders.
Chipotle’s top-of-the market shareholder returns were largely propelled by rapidly expanding digital capabilities that are scalable and sustainable and that positioned us well to adapt to the COVID-19 operating environment. Additionally, the organization ensured that the safety and well-being of employees and guests always remained the top priority, even being recognized as the top restaurant for COVID-19 safety measures in June 2020, according to data by Ipsos’ Consumer Health and Safety Index. Culture was a key driver of the company’s performance, and notable initiatives during the year included:
■	Enhancing our industry leading food safety protocols to account for risks related to COVID-19.
■
Hiring approximately 114,120 new employees, providing jobs with industry-leading benefits, including access to mental and telehealth resources, to our employees and their families, and developing 11,000 individuals with internal promotions.

■	Paying out nearly $40.0 million in discretionary bonuses and assistance pay to our in-restaurant employees and over $13.0 million in tuition costs for employees seeking to advance their education.
■	Prioritizing diversity, equity and inclusion efforts across the company and raising nearly $4.0 million in support of organizations helping underserved communities.
■	Investing in the future of farming through grants, long-term contracts and the Aluminaries Project 2.0.
We believe our strategic investment in our employees and culture led to solid 2020 financial results, despite the pandemic:
■	Revenue increased 7.1%, to $6.0 billion.
■	Comparable restaurant sales increased 1.8%.
■	Digital sales increased 174.1% and accounted for 46.2% of sales.
■	Restaurant level operating margin was 17.4%.
■	We opened 161 new restaurants, including six relocations, which included 100 “Chipotlanes.”
In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions, which the Compensation Committee believes clearly link executive pay delivery to performance, support continued future growth and align the interests of our leaders with our employees, restaurant guests and shareholders. Our say on pay proposal is Proposal 2, and our Board strongly recommends that you vote “FOR” this proposal. We hope you will support this recommendation.
Neil Flanzraich, Lead Independent Director and Chair of the Compensation Committee
Gregg Engles
Patricia Fili-Krushel
Ali Namvar
2021 Proxy Statement 40

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three other most highly compensated executive officers for the year ended December 31, 2020 (the “named executive officers” or “NEOs”), and explains the Compensation Committee’s determinations as to the compensation of our NEOs for 2020. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the narrative section.
Executive Summary
Our 2020 NEOs and their current positions are:
■	Brian Niccol, Chairman and CEO
■	Jack Hartung, CFO
■	Curt Garner, Chief Technology Officer
■	Scott Boatwright, Chief Restaurant Officer
■	Chris Brandt, Chief Marketing Officer
2020 Performance Overview
Our current leadership team was largely installed in early 2018 and has since achieved monumental turnaround performance, with market cap growing from $8.2 billion at the start of 2018 to $38.8 billion at the end of 2020 (+$30.6 billion). For perspective, this represents a total shareholder return (TSR) of +380%, which is at the 99th percentile of S&P 500 companies for the period.
These exceptional results were delivered despite the challenges created by the COVID-19 pandemic that began in early 2020, which created operational headwinds including the government-mandated closure of many of our in-store dining rooms for extended portions of the year. Our leadership team responded to these challenges by accelerating digital-transformation efforts that supported continued profitable growth and scaling our restaurant footprint across the U.S. Cost-savings initiatives allowed us to maintain a strong liquidity position without significant employee layoffs and furloughs. We kept the health and well-being of our employees and guests our top priority and provided additional COVID-19 employees benefits, including expanded paid emergency leave for employees directly affected by COVID-19, 30-day personal leave with automatic approval for any COVID-19 related reason, extended access to telemedicine coverage to employees and their families, expanded Employee Assistance Program coverage and Concierge Service for employees and their families, and hourly assistance pay and discretionary bonuses for our restaurant employees.
Shareholder Value Creation
+$30.6B 2018-2020 market cap growth	+380% Cumulative 2018-2020 TSR	#7 2018-2020 TSR versus S&P 500
Financial	Strategic	Operational
+7.1% Revenue year-over-year	~18.6 million Members enrolled in our loyalty program	161 New restaurants opened, and 100 with Chipotlanes
+1.8% Comparable restaurant sales growth	174.1% Growth in digital sales to 46.2% of total sales	$40.0 million Paid in COVID-related discretionary bonuses and assistance pay to restaurant employees
2021 Proxy Statement 41

Key highlights for 2020 include:

Financial	Strategic	Operational	ESG
■ Increased revenue to $6.0 billion, an increase of
7.1% from 2019.
■ Maintained strong restaurant level operating margin at 17.4%, despite incremental
COVID-related expenses.
■ Grew comparable restaurant
sales by 1.8%.
■ Grew digital sales to 46.2% of total sales, an increase of 174.1% from 2019.

■ Continued to enhance our food safety practices and earned the highest ever average score in our independent third-party food safety audits.
■ Added over 10 million members to our “Chipotle Rewards” loyalty program, increasing the number of enrolled members to approx.
18.6 million people
■ Expanded our delivery capabilities by partnering with several additional delivery services.
■ Launched several innovative menu items that generated outstanding guest response, including the return of Carne Asada, a premium seasoned steak, a new line of organic beverages and new celebrity-lifestyle bowls.

■ Opened 161 new restaurants, 100 of which were Chipotlanes, bringing our total to 2,768 restaurants and
170 Chipotlanes.
■ Received numerous awards and recognition, including from Forbes (one of the Best Employers for Diversity and World’s Best Employers), Fortune (on the annual list of World’s Most Admired Companies), and Newsweek (America’s Most Responsible Companies and Restaurant Dive’s Company of the Year). We also were included in the 2020 Bloomberg Gender-Equality Index and recognized as a top employer for equality by the Human Rights Campaign Foundation’s Corporate
Equality Index.
■ Offered industry leading employee rewards and benefits, including paying nearly $40.0 million in discretionary bonuses and assistance pay to our restaurant employees plus over $13.0 million in tuition assistance and debt-free degrees, as well as offering our employees an array of medical, mental health and financial wellness benefits.
■ While unemployment skyrocketed during the pandemic, we hired approximately 114,120 new employees that supported the global economy, while maintaining diversity, equity and inclusiveness throughout our workforce.

■ We launched Real Foodprint, a sustainability impact tracker that shows how our ingredients are better for the planet and we purchased 28.1 pounds of organic and transitional ingredients.
■ To care for our employees during the pandemic, we expanded our paid emergency leave benefits to accommodate employees directly affected by COVID-19, provided 30-day personal leave with automatic approval for any COVID-19 related reason, and extended access to telemedicine coverage to employees and their families.
■ We pledged $1.0 million in support of organizations advocating against systemic racism in our society and expanded listening sessions for employees to learn how we can further evolve as a company and provide equal access to opportunities to all our employees.

COVID-19 Related Modifications to Incentive Compensation
Our performance-based annual and long-term incentive compensation plans were designed with high upside leverage and corresponding downside performance risk to drive our aggressive turnaround strategy. Financial goals for performance periods ending in 2020 were approved before the onset of the pandemic and set at levels designed to drive the types of returns ultimately delivered to our shareholders. COVID-19 negatively impacted the achievement of the financial metrics that determine executive pay delivery under the plans. This included the effect of government restrictions imposed as a result of the pandemic, where we were required to completely close some of our restaurants, close many of our dining rooms and offer only takeout and delivery, and/or implement modified work hours. Staffing shortages caused by COVID-19 also forced us to close additional
2021 Proxy Statement 42

restaurants, limit service options and modify our operating hours. At the same time, we rewarded shareholders with top-of-the-market returns and grew our workforce, while providing pay enhancements and well-being protections for our employees. Although the specific performance metrics set in 2018 were not fully achieved due to the COVID-19 pandemic, the leadership team achieved the underlying ultimate goal of turning around the business and delivering industry-leading shareholder value creation.
The Compensation Committee also considered that actions taken by the leadership team since 2018, including successfully executing a digital transformation strategy, strengthening food safety and quality and building brand loyalty, transformed Chipotle’s business and enabled it to succeed during the unprecedented COVID-19 pandemic compared to its peers, as evidenced by the chart below:

*
Year-over-year comparable restaurant sales for Chipotle compared to its fast casual/casual dining peers that, pre-COVID, generated more than 50% of sales from on-premise/dine in restaurant orders and that have limited drive through capabilities. Data compiled from quarterly earnings announcements.

After engaging with five of our top shareholders with combined ownership of approximately 34.2% of our common stock to understand how to help ensure fair alignment for our leadership team, the Compensation Committee approved the following modifications to the 2020 annual incentive plan and 2018-20 long-term performance share units (“PSUs”):
(i)
Excluded three months (March, April and May 2020) from the calculations of comparable restaurant sales (“CRS”) and restaurant cash flow (“RCF”) margin in which CRS growth was below -7.5%. For the PSUs, this is only three of 36 months in the performance period. These were months in which CRS growth was severely impacted by COVID-related government restrictions. These restrictions required us to completely close some of our restaurants, close many of our dining rooms, limit our offerings to takeout and delivery, and/or implement modified work hours.

(ii)
Excluded certain COVID-related expenses (i.e., the net increase in delivery costs) in the calculation of RCF margin from the remaining months of 2020. We excluded these costs due to the unexpected, sudden and significant spike in delivery costs caused by the pandemic and our inability to rapidly offset these unexpectedly higher costs.

(iii)	Reduced the maximum payout opportunity for the 2018-20 PSUs to 275% from the original 300%, which was set to acknowledge the business turnaround the executive leadership team was expected to achieve.
To support shareholder alignment and retention the Compensation Committee also imposed additional vesting requirements on the incremental shares earned as a result of the modifications, which shares will vest over two years subject to the executive officer’s continued employment with Chipotle. The Committee did not modify any other outstanding incentive awards (2019-21 PSUs or 2020-22 PSUs).
2021 Proxy Statement 43

The incremental value attributable to these modifications is set forth in the table below and reflected in the “2020 Summary Compensation Table” later in this proxy statement:
	Incremental Value from 2020 Bonus Modification(1)	Incremental Value from 2018-20 PSU Modification(2)	Total Incremental Value from Modification
Brian Niccol	$ 1,350,000	$22,201,091	$ 23,551,091
Jack Hartung	$ 464,550	$13,321,204	$ 13,785,754
Curt Garner	$ 324,000	$11,988,259	$12,312,259
Scott Boatwright	$ 252,000	$7,548,316	$ 7,800,316
Chris Brandt	$312,000	$6,661,976	$ 6,973,976
Total	$2,702,550	$61,720,846	$ 64,423,396
(1)	Included in “Non-Equity Incentive Plan Compensation” in the “2020 Summary Compensation Table.”
(2)	Included in “Stock Awards” in the “2020 Summary Compensation Table.” The grant date fair value for the 2018-20 PSUs was included in compensation for 2018.
2020 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach
Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs. At our 2020 annual meeting of shareholders, 95.3% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our NEO compensation program. We believe this high favorable vote demonstrates widespread confidence that our executive pay program meaningfully links the compensation of our executives to the delivery of strong performance results and promotes the creation of shareholder value. The Compensation Committee evaluated the results of the 2020 advisory vote, together with the other factors and data discussed in this CD&A, in evaluating and approving our executive compensation policies and decisions. Based on the results of the 2020 “say on pay” advisory vote, shareholder feedback and input from our independent compensation consultant, the Compensation Committee determined that our executive compensation program is aligned with our compensation philosophy and company strategy and decided not to make any material changes to the structure or principles of the ongoing pay programs in response to such vote.
We value the opinions of our shareholders and regularly solicit their feedback as part of our outreach efforts. The feedback we received from shareholders in 2020 regarding our executive compensation program generally was positive. Before we filed our proxy statement in early 2020, we reached out to shareholders holding over 51% of our outstanding common stock and shareholders holding over 20% of our common stock accepted our invitation to engage. After we filed our proxy statement, we again reached out and had conversations with shareholders holding almost 50% of our outstanding common stock. These discussions provided an important opportunity to develop relationships with our investors over the long-term and to engage in open dialogue on various topics including the shareholder proposals in our proxy statement, our executive compensation program and corporate governance and ESG matters. See “Corporate Governance – Shareholder Engagement” for more details about our outreach efforts.
In late 2020, it became clear that despite the successful acceleration of Chipotle’s digital transformation efforts and resulting shareholder value creation, COVID-related impacts would significantly reduce the funding of in-cycle incentives, where goals had been set well in advance of the pandemic and no related adjustments had been contemplated or written into the program terms. The Compensation Committee engaged with five of our top shareholders holding over 34.2% of our outstanding stock to understand their perspective on potential approaches to modifying certain impacted incentive awards. Input provided in these meetings influenced the Committee’s determination with regards to 2020 bonus plan funding and the methodology employed in modifying the 2018-20 PSUs. See “Earnout of Prior Years LTI Awards—2018-20 PSU Awards” for more details about the payout of the 2018-20 PSUs.
The Compensation Committee will continue to solicit shareholder feedback and consider input from our independent compensation consultant and the outcomes of future say on pay votes when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.
2021 Proxy Statement 44

Alignment of Executive Compensation with Shareholder Interests: What We Do and Don’t Do
What We Do	What We Don’t Do

 Conduct extensive shareholder engagement on compensation, environmental, social and governance (ESG) related matters. Engage in careful consideration of the annual say on pay results and solicit and respond to shareholder feedback when deemed appropriate.
 Employ an annual LTI plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.
 Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.
 Design our executive compensation program to discourage excessive risk taking, with design features including the incorporation of multiple performance measures in our incentive programs, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.
 Retain an independent compensation consultant who is engaged directly by the Compensation Committee to advise on executive compensation matters.
 Maintain a Clawback and Recoupment of Compensation Policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

 Allow executive officers and directors to hedge or pledge shares of Chipotle stock or hold Chipotle stock in margin accounts.
 Allow stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.
 Provide single trigger acceleration of equity awards in
connection with a change in control.
 Allow the Compensation Committee’s consultant to perform additional work for or on behalf of management.

Executive Compensation Philosophy and Objectives
We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our programs and policies should achieve the following specific objectives:
■
Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

■	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.
■	Differentiate executive rewards based on actual performance.
■	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational, and strategic goals that we believe enhance long-term shareholder value.
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Executive Compensation Program Components and Structures
Our ongoing annual executive compensation program is comprised of three primary components:
Base Salary	Annual Incentive Plan	Equity Compensation

Purpose: Attract and retain executives and provide a fixed, compensation element.
Key features: Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.

Purpose: Incentivize achievement of annual financial, operating and individual goals.
Key features: Our company-wide AIP provides for variable cash payouts based on achievement against operating and financial performance goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives.

Purpose: Align the incentives of our executive officers with shareholder interests and reward the creation of shareholder value.
Key features: LTI mix for 2020 was 60% PSUs with a three-year performance period, 20% seven-year stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% choice between SOSARs or RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.

Most Executive Compensation is Variable, At-Risk Pay
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation.

Factors in Setting Executive Officer Pay
The Compensation Committee sets compensation for the executive officers annually after considering the following factors:
■	Chipotle’s performance relative to goals approved by the Committee
■	Each executive officer’s experience, knowledge, skills and personal contributions
■	Levels of compensation for similar jobs at market reference points
■	The business climate in the restaurant industry, general economic conditions and other factors
With respect to the CEO, at the beginning of each year the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI, and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and makes determinations regarding the CEO’s compensation level based on its evaluation. The Committee also certifies the extent of the company’s achievement of the overall corporate objectives.
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For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and his or her personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving executive officer compensation.
As part of its review of executive compensation, the CEO and Committee review historical pay for each executive officer (including the CEO), as well as their accumulated equity, which are used as a reference point to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.
Roles and Responsibilities of the Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation
Responsible Party	Role and Responsibilities
Compensation Committee The Committee is currently comprised of four independent directors and reports to the Board
■ Retains independent consultants to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.
■ Works with the CEO to set performance goals at the beginning of each year targeted to positively incentivize shareholder value creation.
■ Evaluates CEO performance in relation to those goals and Chipotle’s overall performance.
■ Determines and approves compensation for our executive officers.
■ Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.
■ Approves applicable peer group and broader market data as reference points to help inform determination on NEO pay levels and program design.
■ Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.
■ Engages with shareholders and other stakeholders to receive input on executive compensation matters.

Independent Consultant to the Compensation Committee The Committee retains an independent compensation consultant to provide consulting advice on matters of governance and executive compensation.
■ Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes, and compensation-related risk mitigation.
■ Provides advice regarding compensation decision-making governance.
■ Provides market data, as requested.
■ Performs functions at the direction of the Committee.
■ Attends Committee meetings when requested. Consults on various compensation matters, as reflected in the Committee’s charter.
■ Confers with the Committee and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO Makes recommendations with the support of other members of the management team, including the internal compensation and benefits team
■ Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted to positively incentivize shareholder value creation, with all performance goals reviewed and approved by the Compensation
Committee.
■ Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.
■ Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group
Market Data and Impact on 2020 Pay Levels
The Compensation Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of other companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the
2021 Proxy Statement 47

restaurant industry and, for that reason, chose to include other non-restaurant consumer focused companies in our compensation peer group, although the majority of our compensation peers are in the restaurant and hospitality industries.
Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.
In setting 2020 pay levels, in addition to peer group data, the Committee also considered our progress of achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance largely tied to shareholder value creation.
2020 Peer Group
The peer group used for 2020 was generally comprised of publicly traded companies in the Restaurants industry with annual revenues and 12-month average market cap values greater than 0.25x Chipotle’s size and companies in the Hotel, Resorts & Cruise Line, Leisure Facilities (excluding gaming companies), Internet & Direct Marketing Retail, and Specialty Stores industries as defined by the Global Industry Classification Standard (GICS), with annual revenues and 12-month average market cap values between 0.30x and 3.33x Chipotle’s size and growth characteristics similar to us. For 2020, the Committee determined to remove five companies (Bloomin’ Brands, Inc., Brinker International, Inc., The Cheesecake Factory Incorporated, Hyatt Hotels Corporation and Marriott International, Inc.) due to lack of alignment on market-cap and revenue criteria, and replaced them with Dunkin’ Brands Group, Inc., Expedia Group, Inc., Norwegian Cruise Line Holdings Ltd., Royal Caribbean Group and Vail Resorts, Inc. The peer group includes our direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence.
Chipotle’s revenues rank at the 72nd percentile of this peer group, and our market capitalization ranks at the 79th percentile of this peer group (as of December 31, 2020), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.
Data provided by S&P Capital IQ; $ in millions
Company Name	Revenues(1)	Market Cap(2)
Darden Restaurants, Inc.	$6,801	$15,509
Domino's Pizza, Inc.	$3,911	$15,108
Dunkin' Brands Group, Inc.	$1,308	N/A(3)
Expedia Group, Inc.	$5,199	$18,729
Hilton Worldwide Holdings, Inc.	$2,162	$30,869
Lululemon Athletica Inc.	$4,070	$45,362
McDonald's Corporation	$19,034	$159,886
Norwegian Cruise Line Holdings Ltd.	$2,751	$8,027
Restaurant Brands International Inc.	$5,089	$18,571
Royal Caribbean Group	$4,692	$17,730
Starbucks Corporation	$23,170	$125,562
Ulta Beauty, Inc.	$6,259	$16,178
Vail Resorts, Inc.	$1,828	$11,238
YUM! Brands, Inc.	$5,603	$32,749
Peer Group Median	$4,891	$18,571
Chipotle Mexican Grill, Inc.	$5,817	$38,801
Percent Rank	72%	79%
(1)	Trailing 12 months, as of December 31, 2020.
(2)	As of December 31, 2020.
(3)	Taken private in 2020.
2021 Proxy Statement 48

The Committee reviews the composition of the peer group periodically and adjusts the composition in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2020, the Committee decided for purposes of 2021 compensation to remove Dunkin’ Brands Group, Inc. and Norwegian Cruise Line Holdings Ltd. because both companies are below the Committee’s defined market cap range, and replace them with eBay Inc. and Wayfair Inc., which are both ecommerce/digital sales focused companies that meet the objective selection criteria.
2020 Compensation Program
Base Salaries
We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.
Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2020, after an extensive review of market data, the following salary increases were made to better align with competitive market levels and our desired compensation philosophy:
	Base Salaries
NEO	2020(1)	2019	% Change
Brian Niccol	$1,250,000	$1,200,000	4.2%
Jack Hartung	$815,000	$ 800,000	1.9%
Curt Garner	$675,000	$620,000	8.9%
Scott Boatwright	$525,000	$475,000	10.5%
Chris Brandt	$650,000	$620,000	4.8%
(1)	2020 salaries were effective February 17, 2020 and therefore may not match the salary numbers in the 2020 Summary Compensation Table.
Annual Incentive Plan (AIP)
The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, which is based on the achievement of a company performance factor (“CPF”) and individual performance factor (“IPF”). For 2020, the Committee refined the AIP by rebalancing performance objectives such that 75% of the target value is based on CPF achievement and 25% is based on IPF achievement. The total bonus is then subject to a food safety modifier that can reduce the bonus as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation. Therefore, our executive officers cannot earn a higher bonus for strong food safety performance.
The graphic below illustrates the AIP calculation, including the weighting of the Company Performance Factor (“CPF”) and Individual Performance Factor (“IPF”) and potential food safety negative modification:

Target Bonus Opportunities
Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2020, the Compensation Committee approved an increase in the target opportunity for each NEO to better align with competitive market levels and our desired compensation philosophy:
2021 Proxy Statement 49

	AIP Targets (% of Base Salary)
NEO	2020	2019	% Change
Brian Niccol	180%	150%	30%
Jack Hartung	95%	85%	10%
Curt Garner	80%	70%	10%
Scott Boatwright	80%	70%	10%
Chris Brandt	80%	70%	10%
Company Performance Factor (CPF)
For 2020, the Committee decided to utilize the same CPF metrics and weightings as in 2019, which consist of the following three key financial and operational objectives: 40% comparable restaurant sales (“CRS”), which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2020; 40% restaurant cash flow (“RCF”) margin, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 12 – 18 months. The Compensation Committee continued to utilize these metrics because it believes that achievement of our CRS, RCF and SARs goals contribute to strong shareholder value creation.
Target goals for the three financial objectives that comprise the CPF were approved by the Compensation Committee at the beginning of 2020, before the unprecedented COVID-19 pandemic altered our operations and the overall business environment. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to a payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted up to a maximum of 275% or down to 0% based on actual performance. Any payout above 200% of the target level will be paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. For 2020, the CRS, RCF, and SARs targets all represent increases to 2019 target levels of achievement and were considered appropriately rigorous at the time the goals were set.
In response to the unexpected and unprecedented challenges presented by COVID-19 and the fact that such an extraordinary event was not contemplated when the performance goals were set, the Compensation Committee decided that, in determining performance results for the year, it would be appropriate to exclude (i) from the CRS growth and RCF margin calculations the three months in 2020 most impacted by the pandemic (i.e., March, April and May 2020) when CRS based on food and beverage revenue was below -7.5%, and (ii) certain COVID-related expenses in the calculation of RCF margin (i.e., the net increase in delivery costs) from the remaining months of 2020. This determination was made after seeking input from key shareholders on how to equitably address the impact of the pandemic and was consistently applied to the roughly 970 Chipotle employees participating in the plan. See “COVID-19 Related Modifications to Incentive Compensation” for more details regarding these modifications.
As shown in the chart below, in 2020 Chipotle’s adjusted performance was above target on CRS and SARs, but below target on RCF, resulting in a CPF of 120%. The Compensation Committee believes that the COVID-19 related modifications were appropriate in light of the leadership team’s successful navigation of the pandemic, highlighted by the acceleration of its digital strategy that enabled its continued profitable growth, restoration of confidence in the company’s food safety and quality, strengthening of the Chipotle brand and significant value delivery to shareholders despite unprecedented COVID-related restrictions on restaurants. This strong performance benefited employees throughout the company, as the modifications to the 2020 AIP applied to all participants in the plan, and we paid nearly $40.0 million in discretionary bonuses and assistance pay to our restaurant employees in other bonus plans following a similar methodology. See “Environmental, Social and Governance Matters—Chipotle’s Response to COVID-19.”
Performance Goals
Metric	Weighting	Threshold	Target	Maximum	Actual Results	% Payout	Adjusted Results	Adjusted % Payout
CRS	40.0%	3.0%	5.0%	9.0%	1.8%	0.0%	8.1%	200.0%
RCF	40.0%	21.0%	22.0%	23.8%	17.4%	0.0%	20.8%	0.0%
SARs	20.0%	275	290	320	324	200%	324	200.0%
					Total CPF	40%		120.0%
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Individual Performance Factor (IPF)
In addition to the CPF, an executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation Committee believes that our executives’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives.
The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF of 0-275% depending on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0-275% for each executive officer.
In determining the IPF for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the company achieve significant progress on its long-term transformation and growth strategy, including making the Chipotle brand more visible, relevant and loved; utilizing a disciplined approach to creativity and innovation; leveraging digital capabilities to drive productivity and expand access, convenience and engagement; engaging with customers through our loyalty program; and running successful restaurants with a strong culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences.
As a result of this review, the Compensation Committee approved individual performance factors ranging from 175% - 200% of target for each executive officer. Some of the key accomplishments achieved by our NEOs during 2020 that the Committee considered when determining the 2020 IPF are summarized below, including the IPF for each executive officer:
Brian Niccol (IPF: 200%)	■
Created and led a cross-functional team to successfully manage unexpected changes caused by the COVID-19 pandemic, including navigating mandatory restaurant closures and varying governmental restrictions, enhancing our food safety and overall safety protocols, offering industry-leading enhancements to benefits and compensation at a time when many companies furloughed or laid off employees and continuing to engage our remote workforce toward achievement of our strategic priorities.

■
Continued to deliver on our purpose of Cultivating a Better World by building capabilities including systems, policies, training, auditing and reporting to enhance a culture of Compliance and created and implemented policies and training including the relaunch of our Code of Ethics, DE&I Foundations and Anti-Harassment program. In 2020 we received external recognition for creating cultural equity for employees from Bloomberg (Gender Equality Index), Forbes (Best Employers for Diversity and other categories), Human Rights Campaign (Best Places to Work for LGBTQ) and Fortune (World’s Most Admired Companies).

■
In light of the pandemic, we delivered outstanding financial results including 7.1% revenue growth, restaurant level margin of 17.4%, comparable restaurant sales growth of 1.8% and the opening of 161 new restaurants.

■
Made meaningful progress on goals set in the 2018 Sustainability Report and 2019 Sustainability Report Update, including making a commitment to Science Based Targets in alignment with the Paris Agreement, saving 65.6 million KWH of energy in 2020 and reducing our annual energy usage by nearly 13% per restaurant via our in-restaurant Energy Management System, and sourcing over 20% of all of our electricity from renewable resources.

Jack Hartung (IPF: 175%)	■
Rigorously managed our financial liquidity needs through the pandemic and proactively implemented actions to reduce cash outlays and expenses, including suspending our stock buyback program, obtaining a $600 million line of credit (which remains untapped), minimizing waste, effectively managing labor hours, reducing non-essential controllable costs, halting all non-essential travel and expenses and delaying non-essential reinvestments. As of December 31, 2020, we had a cash and marketable investments balance of $1.1 billion, excluding restricted cash of $27.8 million.

	■	Despite the pandemic, ensured stable supply of all of our food and packaging, as well as PPE, cleaners and sanitizers, which were in short supply and high demand.
■
Leveraged the availability of commercial real estate and opened 161 new restaurants during 2020, of which 100 (or 62%) included a Chipotlane. This brings our total number of Chipotlanes as of year-end to 170.

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Curt Garner (IPF: 200%)	■
Successfully implemented technology 2020 roadmap projects on time and within budget, increasing scale, stability and security to successfully manage the rapid increase in digital transactions; achieved improvement in all key metrics including digital commerce response time, outages and fraud, despite the large increase in volume on the platforms.

	■	Expanded our data analytics and insights organization and capabilities by implementing a comprehensive customer data platform and new business reporting tools.
	■	Strengthened our information security and fraud capabilities by adding world class talent, developing a holistic strategy and implementing processes tools and technologies.
	■	Defined technology platform standards and organizational models to prepare for international growth.
Scott Boatwright (IPF: 200%)	■
Invested in general manager development, including developing over 240 certified training managers to ensure foundational training success of future leaders, which decreased general manager turnover by almost 7%.

■
Continued to cultivate a food safety culture and deliver on our commitment to world class food safety, achieving our highest ever scores on our independent third-party food safety audits and the lowest number of critical violations in the brands history.

	■	Launched an initiative to improve kitchen production and identified several solutions for kitchen production automation.
Chris Brandt (IPF: 175%)	■
Increased our brand relevance and our Cultivate a Better World narrative through benevolence initiatives, such as our 200,000 burrito giveaway for healthcare workers, commitment of $1.0 million to address racial justice, starting with $500,000 donation to National Urban League, implementation of Round Up for Real Change feature on the app which raised almost $4.0 million since its mid-year launch, and launch of Real Foodprint on our app, which highlights for consumers how Chipotle ingredients are better for the planet than conventional ingredients.

■
Continued to keep our brand on point in culture and created tens of millions of social media impressions behind initiatives such as Chipotle Together, Chipotle IQ, Tik Tok Timeout, E.L.F. collaboration, Chipotle Goods, sports activations, and the Chipotle egaming series.

Food Safety Modifier
In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Committee considered that the company achieved its all-time best score for third-party food safety audits in 2020 and improved other food safety metrics, settled a long-standing investigation into prior food safety events that predated the current executive leadership team and made further enhancements to the company’s industry leading food safety practices. As a result, the Compensation Committee did not utilize the food safety modifier to decrease the payout of any executive officer.
2020 Bonus Payouts
The 2020 AIP payouts for each of our NEOs are set forth below.
	Target 2020 AIP Payout			Actual 2020 AIP Payout
Name	% of Base Salary	Dollar Value	Adjusted CPF	IPF	Dollar Value	% of Target
Brian Niccol	180%	$ 2,250,000	120%	200%	$ 3,150,000	140%
Jack Hartung	95%	$774,250	120%	175%	$1,035,559	134%
Curt Garner	80%	$ 540,000	120%	200%	$ 756,000	140%
Scott Boatwright	80%	$420,000	120%	200%	$ 588,000	140%
Chris Brandt	80%	$520,000	120%	175%	$ 695,500	134%
(1)
The food safety is only a negative modifier and can decrease payouts by as much as -20%. Based on our strong food safety metrics for 2020, the Committee did not apply the negative modifier to reduce any payouts.

2021 Proxy Statement 52

Fiscal 2020 Annual LTI Awards
Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2020, the Committee adjusted the target LTI mix to provide a choice between RSUs and SOSARs for 20% of the overall LTI award, resulting in an LTI mix of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant date fair value. The majority of the mix remains in PSUs and SOSARs because these vehicles are considered by the Committee to be performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. The introduction of RSU choice provides an opportunity for executive officer to balance their overall LTI award if desired. For 2020, all executives elected to receive SOSARs, resulting in a mix of 60% PSUs and 40% SOSARs.
In February 2020, the Committee determined a target grant value for each NEO and increased target grant values for select NEOs to better align with competitive market levels and our desired compensation philosophy. The table below reflects the 2020 target grant value for each NEO, split 60% in PSUs and 40% in SOSARs. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2020” table.
	Annual LTI Grant - Total Grant Value
NEO	2020	2019	% Change
Brian Niccol	$ 10,000,000	$ 8,000,000	25.0%
Jack Hartung	$ 3,000,000	$ 3,000,000	0.0%
Curt Garner	$ 3,000,000	$ 3,000,000	0.0%
Scott Boatwright	$2,750,000	$2,500,000	10.0%
Chris Brandt	$2,500,000	$2,000,000	25.0%
2020 PSU Awards
The performance objectives for the 2020 PSUs are based on the company’s three-year CRS growth and three-year average RCF margin, measured from January 1, 2020 – December 31, 2022. The number of shares that can be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:
3 Year Average RCF Margin	3 Year CRS Growth
	3.5%	4.0%	4.5%	5.0%	5.5%	6.0%	6.5%	7.0%
21.5%	0%	0%	50%	50%	75%	100%	125%	150%
22.0%	0%	25%	75%	75%	75%	125%	175%	200%
23.0%	25%	50%	75%	100%	125%	175%	225%	275%
24.0%	50%	75%	100%	150%	175%	250%	275%	300%
24.5%	75%	100%	125%	200%	225%	250%	300%	300%
No PSUs will be earned if either (i) the average RCF Margin is less than 21.5%, which is more rigorous than the 19.0% threshold for the 2019 PSUs, and (ii) the CRS growth is less than 3.5%. The maximum payout under the PSUs is 300%. If the level of performance for either CRS growth or average RCF margin or both falls between the threshold and maximum performance levels in the table, the payout percentage will be determined using linear interpolation. To ensure that performance goals drive acceptable returns to shareholders, the 2020 awards contain a new provision where funding is capped at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.
The Compensation Committee utilized CRS growth and RCF margin as elements in both our AIP (one-year measurement period) and our LTI program (three-year measurement period). When designing our 2020 executive compensation program, the Committee evaluated alternative performance metrics for our incentive programs and determined that CRS growth and RCF margin are key indicators of the company’s short-term operating performance and the primary drivers of long-term stockholder value creation. Because of the different performance periods covered, the Committee determined that these measures remained appropriate for both the short-term and LTI programs. In addition, the Committee continued its practice of supplementing these measures with additional performance measures in the AIP to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons.
2020 SOSARs
The NEOs were granted annual SOSARs on February 6, 2020. These awards were granted with an exercise price equal to the closing price on the grant date and vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment. The SOSARs have a 7-year term.
2021 Proxy Statement 53

EARNOUT OF PRIOR YEARS PERFORMANCE-BASED LTI AWARDS
2019 Transformation Performance Shares
In February 2019, the Compensation Committee granted executive officers a transformation PSU award that was intended to incentivize the achievement of strategic business initiatives, with a focus on expanding digital sales, managing G&A expenses and driving innovation. In early 2019, the Committee believed that the strategic importance of rapidly gaining digital market share justified the transformation PSU as success in this area was deemed a critical driver of long-term growth. The three transformation goals are: (i) 2020 annual digital sales at or greater than $925.0 million, (ii) 2020 underlying general and administrative expenses as a percentage of revenue below 5.5%, and (iii) a specified number of strategic initiatives, as approved by the Compensation Committee, completing the company’s stage gate process prior to December 31, 2020.
In February 2021, the Compensation Committee certified that all three transformation goals had been achieved by the end of 2020, with tremendous benefit to the company and its shareholders. The focus on expanding digital sales, which began in early 2019, positioned us to rapidly and effectively respond to COVID-related restrictions on in-restaurant dining by shifting to pickup and delivery orders. 2020 digital sales grew 174.1% to $2.8 billion, which represented 46.2% of total sales. We also achieved our goal of maintaining underlying general and administrative expenses as a percentage of revenue to less than 5.5%, which helped us grow our profitability during a challenging year for restaurants. Through our stage gate initiative process, we successfully launched a number of menu innovations and implemented strategic initiatives that strengthened operations for the long-term, including national launches of our new Queso Blanco, super greens salad mix and celebrity themed lifestyle bowls, the launch and re-launch of Carne Asada, upgrading various IT systems in our restaurant, and opening our first restaurant with only digital pickup and delivery capabilities. Based on the level of achievement of the three performance goals, the transformation PSUs were earned at 300% of target; however, the earned PSUs are subject to continued vesting through February 2023, with 40% of the earned PSUs vesting on February 8, 2022 and 60% vesting on February 8, 2023, in each case subject to the executive officer’s continued employment with Chipotle. This vesting schedule subjects the awards to a full four years of stock price fluctuations.
2018-20 PSU Awards
In 2018, we granted PSUs to our executive officers that were earned based on the company’s three-year CRS growth, measured from January 1, 2018 – December 31, 2020 and two-year average RCF margin, measured from January 1, 2019 – December 31, 2020. The number of shares that could be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:
2 Year Average RCF Margin	3 Year CRS Growth
	3.5%	4.0%	4.5%	5.0%	5.5%	6.0%	6.5%	7.0%
18.5%	0%	0%	25%	50%	75%	100%	125%	150%
19.0%	0%	25%	50%	75%	100%	150%	150%	200%
20.0%	50%	75%	100%	150%	150%	200%	200%	250%
21.0%	75%	100%	150%	200%	200%	250%	250%	300%
22.0%	75%	125%	175%	225%	250%	275%	300%	300%
In early 2020, performance was tracking to result in the 2018-20 PSU Awards being earned at the maximum payout of 300% of target. However, the unanticipated and significant impact of the COVID pandemic resulted in a significant 2020 financial performance headwinds. In response, the management team accelerated digital transformation efforts, which allowed Chipotle to continue the year on a profitable growth trajectory, albeit at lower levels of performance than would have otherwise been achieved absent the pandemic. Before making adjustments to the 2018-20 PSUs, the Compensation Committee reached out to select key shareholders to solicit their perspective. After considering the input provided in these meetings, the Compensation Committee approved two modifications to the 2018-20 PSUs: (i) exclude from the CRS growth and RCF margin calculations the three months in 2020 most impacted by the pandemic (i.e., March, April and May 2020) when CRS based on food and beverage revenue was below -7.5%, and (ii) exclude certain COVID-related expenses in the calculation of RCF margin (i.e., the net increase in delivery costs) from the remaining months of 2020. In addition, the Committee capped the maximum payout on the 2018-20 PSUs to 275% from the original 300% maximum and, to support further shareholder alignment and retention, the incremental PSUs delivered as a result of these modifications were subject to additional service-based vesting requirements over a two year period. The Committee did not modify any other outstanding incentive awards (2019-21 PSUs or 2020-22 PSUs).
2021 Proxy Statement 54

The Compensation Committee believes these modifications were appropriate to better reflect Chipotle’s performance over the 2018-20 period, when market cap grew by over $30.6 billion and TSR of +380% was 7th highest among S&P 500 companies. Although the specific performance metrics set in 2018 were not fully achieved due to the COVID pandemic, the Committee firmly believes that the underlying strategic goals required to be met by these incentive compensation programs were dramatically exceeded in all respects. As a result of the modification, funding of the 2018-20 PSUs increased from 101% of target to the 275% cap imposed by the Committee. The associated expense for each NEO is reflected in the “2020 Summary Compensation Table” and “Grants of Plan-Based Awards in 2020” table, despite the fact that the original grant was previously disclosed as compensation for fiscal year 2018. See “COVID-19 Related Modifications to Incentive Compensation” for more details regarding these modifications. The NEOs earned the following number of shares under the 2018-20 PSUs:
	Shares Earned - Original 2018-20 PSUs(1)	Incremental Shares Earned – Modified 2018-20 PSU(2)	Total Shares Earned
Brian Niccol	9,377	16,156	25,533
Jack Hartung	5,626	9,694	15,320
Curt Garner	5,064	8,724	13,788
Scott Boatwright	3,188	5,493	8,681
Chris Brandt	2,813	4,848	7,661
(1)	Shares earned under the terms of the original 2018-20 PSU award agreement fully vested and were issued on March 15, 2021.
(2)
To support further shareholder alignment and retention, the Compensation Committee imposed additional vesting requirements on the incremental shares earned as a result of the modifications, which shares will vest in 6-month installments over two years, subject to the executive officer’s continued employment with Chipotle,.

Benefits and Perquisites
In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with limited perquisites and other personal benefits that we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity.
Perquisites generally include relocation benefits and commuting expenses, company cars or car allowances, payment of certain legal expenses related to starting employment at Chipotle, and other limited personal benefits. These are identified in footnotes to the 2020 Summary Compensation Table. Executive officers have also used company-owned or chartered airplanes for personal trips, in which case we generally require the executive officer to fully reimburse us for the operating cost, except where prohibited by applicable regulations; however, the Board has preapproved Mr. Niccol’s limited use of the company-owned airplanes for personal trips, which include travel to and from meetings of the board of directors of another company on which he serves as a director. The Lead Independent Director reviews Mr. Niccol’s personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO, which trips often involve traveling for personal reasons when the aircraft already is being flown for business. In light of the COVID-19 pandemic and travel concerns, Mr. Niccol approved limited personal aircraft use for the other NEOs in 2020. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.
We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.
Actions Taken with Respect to 2021 Compensation
For 2021, the Committee made several refinements to the AIP and LTI programs.
The Committee added an environmental, social and governance (“ESG”) performance metric to the 2021 AIP, with components aligned around our food & animals (organic, local grown), people (pay equity and diversity) and environmental (carbon footprint) goals. The Committee also rebalanced the weightings of the performance factors so that 70% is based on the company performance factor, 20% is based on the individual performance factor, and 10% is based on the new ESG factor. The CPF continues to use the same operating and financial metrics that are deemed critical to the company’s success (40% CRS growth, 40% RCF margin and 20% site-assessment requests). Food safety continues as a potential negative modifier by up to -20%. As in 2020, the maximum award payout under the 2021 AIP is 275%, with any payout above 200% paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.
2021 Proxy Statement 55

As in 2020, for the 2021 annual LTI grant, the Committee granted 60% of the annual grant value in the form of PSUs, and split the remainder evenly in SOSARs and RSUs, with executives provided the choice to receive SOSARs in lieu of RSUs for equivalent accounting grant value. For 2021, all executives elected to receive SOSARs, resulting in LTI value being provided 60% in PSUs and 40% in SOSARs. SOSARs continue to vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. The PSUs continue to have two performance objectives that are consistent with the 2018-20 PSUs: 3-year CRS growth and 2-year average RCF margin. The maximum payout under the PSUs is 300% of target; however, payout is capped at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.
The Committee also approved increases ranging from 2% to 7% to the base salaries of our executive officers (excluding our CEO), effective February 15, 2021, to better align with the market. Brian Niccol’s base salary was not changed from 2020 to 2021.
OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Committee believes that our stock ownership guidelines for our CEO and CFO are robust and are among the highest requirements in our compensation peer group, and that the stock ownership guidelines for our other executive officers are aligned with market practice. The table below reflects our guidelines and compliance by our NEOs with the guidelines as of March 1, 2021.
	Ownership Requirement (multiple of base salary)	Value of Share Ownership Towards Requirement(1)	Actual Share Ownership as Multiple of Base Salary(2)
Brian Niccol	7 times	$77.5 million	62x
Jack Hartung	4 times	$100.2 million	118x
Curt Garner	3 times	$31.9 million	44x
Scott Boatwright	3 times	$23.7 million	43x
Chris Brandt	3 times	$20.7 million	31x
(1)	Consists of common stock and unvested RSUs multiplied by the 30-day average price of Chipotle common stock as of March 1, 2021.
(2)	Based on the NEO’s base salary as of March 1, 2021.
Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option, stock appreciation right or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed for possible adjustment each year and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of March 1, 2021, all of our NEOs satisfied, exceeded or were on track to meet these requirements within the requisite time period.
Stock ownership guidelines applicable to non-employee members of our Board are described on page 23.
Clawback and Recoupment of Compensation Policy
Chipotle has a clawback policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if the payment or award was predicated upon the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback applies if management misconduct or failure to manage caused or significantly contributed to the need for the restatement and covers incentive compensation paid or awarded during the three years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company.
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Prohibition on Hedging and Pledging
To further align the interests of our executive with those of our shareholders, we prohibit our directors, executive officers and certain employees who have access to material, nonpublic information, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
Equity Grant Practices
Our current and historical practice is to grant LTI awards to senior management during periods when our trading window for insiders is open. Our annual grant date, which generally includes the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. The Compensation Committee approves all LTI awards to executive officers and has delegated authority to our CEO and Chief Diversity, Inclusion and People Officer to make grants of LTI awards, within specified parameters, to non-executive officer employees and to newly hired or newly promoted employees below the executive officer level, which also generally occur only during periods when our trading window for insiders is open.
Severance Arrangements
We do not have a formal severance plan for our employees and historically we generally have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. In 2018, we hired several new executives and, in connection with their offers of employment, provided them with limited, short-term severance arrangements.
In connection with Brian Niccol’s hiring, we signed an offer letter providing that if his employment is terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, he would be entitled to severance payments equal to two-times the sum of his then current base salary plus his then-current target annual bonus (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would be made in equal installments over the 24 months after his termination.
Chris Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated by us, other than for cause, prior to March 9, 2023, he would be entitled to a severance payment of the sum of his then current base salary plus his then current target annual bonus. The severance payments would be made in equal installments over the 12 months after his termination.
Change in Control Severance Plan
We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. We do not have a standard severance plan for our executive officers, and the Board determined that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.
Compensation Program Risk Assessment
F.W. Cook, an independent executive compensation consulting firm retained by the Compensation Committee, conducted a risk assessment of our compensation programs in March 2021 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation Committee’s oversight of such programs and heightened attention to the available recoupment policies in place to help mitigate risk.
The risk assessment considered the following factors:
■
Our executive compensation program is well-designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

■
There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; formulas and discretion; and short-term and long-term measurement periods.

2021 Proxy Statement 57

■
We have policies to mitigate compensation risk including stock ownership guidelines, insider trading prohibitions, discretion to reduce payments, forfeiture provisions, independent Compensation Committee oversight, and going forward, a newly adopted compensation recoupment and clawback policy.

■	Compensation Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.
In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation Committee also considers risks that may be inherent in such programs, policies and procedures. The Compensation Committee reviewed the assessment of the company’s 2020 compensation program and discussed the report with management and, based on its review, determined that any risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.
Advisory Vote on Executive Compensation
For all the reasons set forth above, our Board strongly recommends that you vote “FOR” Proposal 2, the advisory say on pay proposal. We hope you will support this recommendation.
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Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.
The Compensation Committee.
Neil W. Flanzraich, Chairperson
Gregg L. Engles
Patricia Fili-Krushel
Ali Namvar
2021 Proxy Statement 59

2020 COMPENSATION TABLES
2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(l)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)	Total Excluding COVID-Related Modification(5)
Brian Niccol Chairman and Chief Executive Officer	2020	$1,242,307	$—	$ 29,222,813	$ 4,000,219	$3,150,000	$420,529	$38,035,868	$14,813,770
	2019	$ 1,200,000	$—	$ 5,700,073	$2,731,683	$3,870,000	$2,566,388	$16,068,144
	2018	$969,231	$ 1,000,000	$ 12,650,019	$ 15,683,006	$2,381,684	$ 837,000	$ 33,520,940
Jack Hartung Chief Financial Officer	2020	$812,692	—	$ 15,733,267	$1,200,156	$1,035,559	$ 220,678	$19,002,352	$5,069,641
	2019	$ 800,000	$ 1,000,000	$ 2,800,210	$1,170,844	$1,462,000	$ 293,547	$7,526,601
	2018	$ 800,000	$—	$ 1,800,046	$1,231,989	$899,747	$ 252,447	$4,984,230
Curt Garner Chief Technology Officer	2020	$ 666,538	$—	$ 14,339,858	$1,200,156	$756,000	$195,108	$17,157,660	$4,618,359
	2019	$605,174	$—	$ 2,800,210	$1,170,844	$933,100	$ 334,307	$5,843,636
	2018	$518,358	$ 500,000	$ 3,119,990	$ 2,666,469	$439,561	$ 882,358	$8,126,734
Scott Boatwright Chief Restaurant Officer	2020	$517,307	$—	$ 9,546,563	$1,100,217	$588,000	$ 159,772	$11,911,859	$4,015,878
	2019	$ 468,230	$—	$ 2,500,083	$ 975,589	$714,875	$ 125,384	$4,784,161
	2018	$ 427,765	$ 400,000	$2,219,991	$ 1,944,290	$352,916	$ 366,207	$5,711,169
Chris Brandt Chief Marketing Officer	2020	$ 645,385	$—	$ 8,469,023	$ 1,000,055	$695,500	$ 122,866	$10,932,829	$3,964,414
	2019	$616,923	$—	$ 2,200,540	$ 780,505	$933,100	$ 110,214	$4,641,282
	2018	$ 438,462	$ 500,000	$1,348,567	$ 2,082,836	$491,306	$178,115	$5,039,286
(1)
Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of the grant of performance share units (PSUs) for which vesting was considered probable as of the grant date. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K filed with the SEC on February 10, 2021 for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The 2020 annual PSU awards will not pay out unless and only to the extent that the performance targets are achieved, which targets are based on three-year comparable restaurant sales growth and average restaurant cash flow margin over the 2020 through 2022 performance period. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2020 PSU awards, assuming maximum performance, is $18,002,142 for Mr. Niccol, $5,401,671 for Messrs. Hartung and Garner, $4,951,746 for Mr. Boatwright and $4,501,821 for Mr. Brandt. For 2020, also includes the incremental fair value of the 2018-20 PSUs due to the COVID-related modifications approved by our Compensation Committee in December 2020. The 2018-20 PSUs, as modified, would have been earned at 283% of target; however, in early 2021 the Compensation Committee exercised its negative discretion to cap the payout at 275%. The 2020 Stock Awards column reflects the incremental fair value resulting from the modifications at the 283% payout, even though the actual payout is 275%. For further discussion, see “Compensation Discussion and Analysis – 2020 Compensation Program – 2020 PSU Awards” and “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.”

(2)
Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2020. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2020, as referenced in footnote 1, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)
Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the annual incentive plan (AIP) for the relevant year, which reflect the COVID-related modifications to the 2020 AIP that were approved by our Compensation Committee in December 2020. For further discussion, see “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.”

(4)	Amounts shown in the “All Other Compensation” column for 2020 include the following:
Name	Company Contributions to Retirement Plans(a)	Housing/ Mortgage Allowance(b)	Car Allowance(c)	Commuting Costs(d)	Personal Aircraft Use(e)	Tax Payments(f)	Temporary Security Detail(g)	Other(h)	Total
Brian Niccol	$195,977	$0	$35,100	$ 0	$ 129,072	$ 733	$50,031	$9,616	$ 420,529
Jack Hartung	$85,895	$68,958	$377	$13,813	$ 22,401	$ 22,389	$0	$6,845	$ 220,678
Curt Garner	$63,986	$ 60,000	$35,100	$ 0	$ 27,675	$1,510	$0	$6,837	$195,108
Scott Boatwright	$49,287	$ 60,000	$35,100	$ 0	$ 0	$ 4,550	$0	$10,835	$159,772
Chris Brandt	$63,139	$0	$35,100	$ 0	$1,973	$ 8,326	$0	$14,328	$122,866
(a)
Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Non-Qualified Deferred Compensation for 2020” for more details on this plan.

2021 Proxy Statement 60

(b)
Consists of housing expenses in California for Mr. Hartung who commutes from his home and our company headquarters. For Messrs. Garner and Boatwright, consists of a mortgage allowance to offset increased housing costs related to their relocation to California, which allowance ends in 2021. The aggregate incremental cost for housing expenses was based on the amount paid to the service provider or reimbursed to the NEO, as applicable.

(c)
Consists of costs for a company car used by the executive, including depreciation expense recognized on company-owned cars, or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Also includes car allowances paid to executives who choose not to use a company car.

(d)	Consists of commuting costs, including airfare, airport parking and ground transportation, for travel from Mr. Hartung’s home to our company headquarters in California.
(e)
Consists of the aggregate incremental costs of personal use of company-owned aircraft by the indicated NEO. Our Board approved a limited amount of personal aircraft use for Mr. Niccol and, in light of COVID-19, Mr. Niccol approved limited personal aircraft use for the other NEOs. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, an allocation of maintenance costs and other operating costs such as crew expenses, catering, landing fees, taxes and other operating costs.

(f)
Consists of the company’s reimbursement of taxes payable by the executive in connection with commuting costs for Mr. Hartung, financial and tax counseling for Messrs. Boatwright and Brandt and other perquisites that are not required to be itemized in the table above that are taxable to the executives under Internal Revenue Service rules.

(g)	Consists of expenses for a temporary security detail for several weeks during the summer of 2020, which was approved by our Compensation Committee.
(h)	Consists of gym allowance, financial and tax counseling, life insurance premiums, home security and a background check for a household employee.
(5)
Represents total 2020 compensation excluding the COVID-related modifications to the 2018-20 PSUs, which is included in the “Stock Awards” column. The original grant date fair value of the 2018-20 PSUs was previously disclosed as compensation for fiscal year 2018. See “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation” for more details regarding these modifications. The amounts reported in this column provide supplemental information and should not be viewed as a substitute for the “Total” column calculated in accordance with the SEC executive compensation disclosure rules.

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Grants of Plan-Based Awards In 2020
			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(l)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Niccol
	AIP	—	$1,125,000	$2,250,000	$6,187,500
	PSUs(4)	2/6/20				1,751	7,002	21,006				$6,000,714
	SOSARs(5)	2/6/20								17,812	$857.00	$4,000,219
	PSUs(6)	(6)					16,899					$23,222,099
Jack Hartung
	AIP	—	$387,125	$774,250	$2,129,188
	PSUs(4)	2/6/20				525	2,101	6,303				$1,800,557
	SOSARs(5)	2/6/20								5,344	$857.00	$1,200,156
	PSUs(6)	(6)					10,139					$13,932,710
Curt Garner
	AIP	—	$270,000	$540,000	$1,485,000
	PSUs(4)	2/6/20				525	2,101	6,303				$1,800,557
	SOSARs(5)	2/6/20								5,344	$857.00	$1,200,156
	PSUs(6)	(6)					9,125					$12,539,301
Scott Boatwright
	AIP	—	$210,000	$420,000	$1,155,000
	PSUs(4)	2/6/20				482	1,926	5,778				$1,650,582
	SOSARs(5)	2/6/20								4,899	$857.00	$1,100,217
	PSUs(6)	(6)					5,746					$7,895,981
Chris Brandt
	AIP	—	$260,000	$520,000	$1,430,000
	PSUs(4)	2/6/20				438	1,751	5,253				$1,500,607
	SOSARs(5)	2/6/20								4,453	$857.00	$1,000,055
	PSUs(6)	(6)					5,071					$6,968,416
(1)
Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan. The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid under the AIP if the company performance factor and the individual performance factor under the AIP were each achieved at 100 percent. The “Maximum” column reflects amounts that would be paid under the AIP if the company performance factor and individual performance factor were each achieved at the maximum level. Amounts in each column assume that the Compensation Committee does not utilize the food safety modifier to decrease the payout to any NEO by up to -20%. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table above. See “Compensation Discussion and Analysis – 2020 Compensation Program – Annual Incentive Plan” for further information regarding the AIP.

(2)
All equity awards are shown in shares of common stock and were granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2020 Annual Performance Share Unit Awards” and “Terms of 2020 Annual SOSAR Awards” below for a description of the vesting terms for the PSUs and SOSARs granted during 2020.

(3)
See Note 8 to our audited consolidated financial statements for the year ended December 31, 2020, which are included in our Annual Report on Form 10-K filed with the SEC on February 10, 2021, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)
PSUs will vest to the extent that the two performance goals – the company’s comparable restaurant sales growth and restaurant cash flow margin over the three-year period from January 1, 2020 – December 2022 – are achieved.

(5)	SOSAR awards vests 50% on the second anniversary and 50% on the third anniversary of the date of grant.
(6)
Represents the incremental fair value resulting from the COVID-related modifications to the 2018-20 PSUs, which were approved by our Compensation Committee in December 2020. As a result of these modifications, each NEO would have earned the following incremental shares under the 2018-20 PSUs based on a payout level of 283% of target: Mr. Niccol (16,899), Mr. Hartung (10,139), Mr. Garner (9,125), Mr. Boatwright (5,746) and Mr. Brandt (5,071). In early 2021, the Compensation Committee capped the maximum shares that could be earned under the 2018-20 PSUs to 275% of target, and the incremental shares earned by each NEO was reduced to: Mr. Niccol (16,156), Mr. Hartung (9,694), Mr. Garner (8,724), Mr. Boatwright (5,493) and Mr. Brandt (4,848). These incremental shares will vest one-third on June 30, 2021, one-third on December 31, 2021, one-sixth on June 30, 2022 and one-sixth on December 31, 2022, in each case subject to the officer’s continued employment with us through such dates. These incremental shares also are subject to potential acceleration of vesting in the event of employment termination due to death or continued vesting upon employment termination due to disability or retirement. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2020. For further discussion, see “Compensation Discussion and Analysis – 2020 Compensation Program – 2020 PSU Awards” and “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.”

2021 Proxy Statement 62

Terms of 2020 Annual Performance Share Unit Awards
Annual PSUs granted to the executive officers in 2020 will vest only if and to the extent both of the two performance goals specified in the awards are achieved over the three-year performance period (2020 through 2022). The performance goals are comparable restaurant sales growth and average restaurant-level cash flow margin. The payout range for the PSUs is 0% to 300%, and none of the PSUs will vest if either (i) the average RCF Margin is less than 21.5%, or (ii) the CRS growth is less than 3.5%. If the level of performance for either CRS growth or average RCF margin or both falls between two stated performance levels in the performance goal table, the payout percentage shall be determined using interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date, subject to the potential pro-rata payout in the event of termination due to death or disability and continued vesting upon retirement, and to potential accelerated vesting in the event of a change in control transaction.
Terms of 2020 Annual SOSAR Awards
Each stock only stock appreciation right (SOSAR) represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. The SOSARs have a seven year term and are subject to vesting in two equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death or disability and continued vesting upon retirement, and to potential accelerated vesting if the SOSARs are not replaced in the event of certain change in control transactions.
2021 Proxy Statement 63

Outstanding Equity Awards at Fiscal Year End 2020
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested($)(2)
Brian Niccol
	—	38,280(4)	$352.18	3/25/2025	26,276(5)	—	—	$36,437,192
	—	17,695(4)	$400.20	3/5/2025	10,047(4)	$13,932,275	—	—
	—	10,719	$323.11	3/29/2025	—	—	7,722(6)	$10,708,175
	—	15,823	$582.77	2/8/2026	—	—	7,207	$9,994,019
	—	17,812	$857.00	2/6/2027	—	—	1,751	$2,427,436
Jack Hartung
	7, 371	7, 371	$355.42	3/29/2025	19,815(5)	—	—	$27,477,659
	—	6,782	$582.77	2/8/2026	—	—	5, 148(6)	$7, 138,783
	—	—	—	—	—	—	3,089	$4,283,547
	—	5, 344	$857.00	2/6/2027	—	—	525	$728,369
Curt Garner
	9, 193	9, 193	$313.79	1/5/2025	14, 189(5)	—	—	$19,676,028
	—	6,782	$582.77	2/8/2026	2, 390	$3, 314,237	—	—
	—	—	$427.61	2/19/2024	—	—	5, 148(6)	$7, 138,783
	6,634	6,634	$355.42	3/29/2025	—	—	3,089	$4,283,547
	—	5, 344	$857.00	2/6/2027	—	—	525	$728,369
Scott Boatwright
	—	7, 354	$313.79	1/5/2025	8,934(5)	—	—	$12, 388,867
	—	4, 177	$355.42	3/29/2025	1,912	$2,651 , 390	—	—
	—	—	—	—	—	—	5, 148(6)	$7, 138,783
	—	5,651	$582.77	2/8/2026	—	—	2,574	$3,569,392
	—	4,899	$857.00	2/6/2027	—	—	482	$667,701
Chris Brandt
	—	11,283	$403.89	3/29/2025	7,884(5)	—	—	$10,932,822
	—	3,686	$355.42	3/29/2025	774(4)	$1, 073, 314	—	—
	—	4, 521	$582.77	2/8/2026	—	—	5, 148(6)	$7, 138,783
	—	—	—	—	—	—	2,060	$2,856,623
	—	4,453	$857.00	2/6/2027	—	—	438	$607,032
(1)	Unless otherwise indicated, SOSARs and RSUs vest ratably on the second and third anniversary of the grant date.
(2)	Calculated based on the closing stock price of our common stock on December 31, 2020 of $1,386.71 per share.
(3)
Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period. The number of shares in the table reflect (i) achievement of the performance objectives for the 2018-20 PSUs at 283%; (ii) maximum achievement of the performance objectives for the transformation PSUs granted in February 2019, which PSUs are subject to service-based vesting until February 2023; (iii) target achievement of the performance objectives for the 2019-21 PSUs, based on cumulative performance through December 31, 2020; and (iv) threshold achievement of the performance objectives for the 2020-22 PSUs, based on cumulative performance through December 31, 2020.

(4)
Represents grants of SOSARs and RSUs awarded as make-whole or inducement awards when the executives joined Chipotle in early 2018. The SOSARs granted to Mr. Niccol have an exercise price equal to 110% and 125% of the closing stock price of Chipotle common stock on the grant date and vest ratably over three years beginning on the first anniversary of the grant date. The SOSAR granted to Mr. Brandt has an exercise price equal to 125% of the closing stock price of Chipotle common stock on the grant date and his awards vest ratably on the second and third anniversary of the grant date.

(5)
Represents shares earned under the 2018-20 PSUs, including incremental shares earned as a result of the COVID-related modifications that were approved by our Compensation Committee in December 2020. As a result of these modifications, each NEO earned the following incremental shares under the 2018-2020 PSUs based on a payout level of 283% of target: Mr. Niccol (16,899), Mr. Hartung (10,139), Mr. Garner (9,125), Mr. Boatwright (5,746) and Mr. Brandt (5,071). In early 2021, the Compensation Committee capped the maximum number of shares that could be earned at 275% of target and the incremental shares earned by each NEO were reduced to: Mr. Niccol (16,156), Mr. Hartung

2021 Proxy Statement 64

(9,694), Mr. Garner (8,724), Mr. Boatwright (5,493) and Mr. Brandt (4,848). These incremental shares will vest one-third on June 30, 2021, one-third on December 31, 2021, one-sixth on June 30, 2022 and one-sixth on December 31, 2022, in each case subject to the officer’s continued employment with us through such dates. For further discussion, see “Compensation Discussion and Analysis – 2020 Compensation Program – 2020 PSU Awards” and “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.”
(6)
Represents the Transformation PSUs and reflects the achievement of all three performance objectives by the end of 2020, and the resulting 300% earnout. The Transformation PSUs will vest 40% on February 8, 2022 and 60% on February 8, 2023, in each case subject to the NEO's continued employment with Chipotle through such dates. The terms of the transformation PSUs are described above under “Earnout of Prior Years LTI Awards – 2019 Transformation Performance Shares.”

Option Exercises and Stock Vested in Fiscal 2020
	Option Awards		Stock awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Brian Niccol	95,796	$ 48,982,738	10,047	$7,309,695
Jack Hartung	30,000	$ 10,779,547	22,006	$18,645,464
Curt Garner	30,000	$ 14,226,292	2,390	$2,067,661
Scott Boatwright	16,577	$9,108,143	1,912	$1,654,129
Chris Brandt	14,970	$ 6,828,092	774	$491,513
(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of Chipotle common stock on the exercise date and the base price of the SOSARs.
(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation for 2020
The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested at all times following contribution.
Participants may elect to receive distribution of amounts credited to their accounts in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.
Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.
2021 Proxy Statement 65

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2020, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2020.
Name	Executive Contributions In Last FY($)(1)	Registrant Contributions In Last FY($)(2)	Aggregate Earnings In Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(4)
Brian Niccol	$ 257,462	$ 193,092	$152,822	$0	$ 887,229
Jack Hartung	$752,123	$ 79,588	$ 37,652	$0	$ 8,218,496
Curt Garner	$ 507,502	$ 52,586	$ 197,804	$0	$1,245,717
Scott Boatwright	$ 99,808	$ 37,887	$16,543	$0	$ 116,309
Chris Brandt	$79,878	$51,739	$ 30,047	($8,348)	$ 196,432
(1)	These amounts are reported in the 2020 Summary Compensation Table in each executive’s “Salary” for 2020.
(2)	These amounts are reported in the 2020 Summary Compensation Table in each executive’s “All Other Compensation” for 2020.
(3)	These amounts are not reported as compensation in the 2020 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.
(4)
These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2020 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Niccol ($139,752); Mr. Hartung ($5,750,152); Mr. Garner ($59,996); and Mr. Brandt ($28,989).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Agreement with Chief Executive Officer
On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his hiring, we signed an offer letter with Mr. Niccol providing for severance benefits if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of his hire date. In such event, Mr. Niccol would be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The severance payments would be made in equal installments over the 24 months after his termination and are conditioned on Mr. Niccol’s execution of a general release of claims against the company. In addition, certain of Mr. Niccol’s new hire equity grants include accelerated vesting in the event his employment is terminated by Chipotle without cause or by Mr. Niccol for good reason.
Under the offer letter, Mr. Niccol has agreed that while he is employed by Chipotle and for a period of (i) one year thereafter, he will not engage in a business competitive with Chipotle, and (ii) two years thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.
Severance Arrangements
We do not have a formal severance plan for our employees and, historically, we generally have not entered into written employment, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. However, when Mr. Brandt joined us in April 2018, we agreed that if his employment is terminated prior to March 9, 2023 by us, other than for cause, or by Mr. Brandt with good reason, he would be entitled to severance payments equal to the sum of his then current base salary plus his then current target bonus opportunity. Severance payments would be made in equal installments over the 12 months after his termination and are conditioned on Mr. Brandt’s execution of a general release of claims against the company.
Change in Control Severance Plan
We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (i) target or (ii) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any
2021 Proxy Statement 66

tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.
Equity Awards
The terms of some equity-based award agreements, including for awards granted to our executive officers, provide for post-employment benefits in certain circumstances.
New Hire Equity Awards for CEO. In connection with his hiring in March 2018, we granted Mr. Niccol the following equity awards: (i) an annual equity award grant for 2018 consisting of (a) PSUs with a target value of $3.0 million as of the grant date, which have the same terms and conditions as the 2018 annual PSU award grants; and (b) SOSARs with a grant date value of $2.0 million and an exercise price equal to the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of a termination of employment by Chipotle without cause or by Mr. Niccol for good reason; (ii) a sign-on award consisting of SOSARs for 53,086 shares and an exercise price equal to 125% of the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described; and (iii) a make-whole to replace forfeited unvested equity awards held at his prior employer – consisting of (a) SOSARs for 114,840 shares and an exercise price equal to 110% of the closing price of Chipotle’s common stock on the grant date, which have a seven-year term and vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described; and (b) RSUs for 30,141 shares, which vest in equal amounts on the first, second and third anniversaries of the grant date, subject to possible acceleration of vesting as previously described.
Retention Equity Awards. In January 2018, we entered into retention agreements with Messrs. Garner and Boatwright to encourage their continued service to Chipotle during the pendency of a public search for Chipotle’s next Chief Executive Officer and the subsequent leadership transition. Under the agreements, we granted Mr. Garner SOSARS in respect of 18,386 shares and RSUs in respect of 4,780 shares, and we granted Mr. Boatwright SOSARs in respect of 14,709 shares and RSUs in respect of 3,824 shares. The SOSARs have an exercise price of $313.79 per share, which was the closing price of Chipotle common stock as of the grant date, and both the SOSARs and RSUs vest equally on the second and third anniversaries of the grant date, subject to possible acceleration of vesting in the event of the recipient’s termination without cause or resignation for good reason, or a change in control of Chipotle without issuance of a replacement award to the recipient. Both of these RSUs vested in full in January 2021.
Performance Share Units. The award agreements for the annual award of PSUs and the transformation PSUs provide that if the holder’s employment terminates due to death, disability or retirement, the PSUs will vest on a pro-rata basis, based on the portion of the performance period during which the holder was employed by the company, and will be settled at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor.
Stock Appreciation Rights. The award agreements for the annual stock-only stock appreciation rights (SOSARs) provide that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement, any unvested SOSARs will continue to vest on the regularly scheduled vesting date as if the holder remained employed by the company, and the SOSARs will be exercisable until the third anniversary of the termination date, in the case of any SOSARs that were vested as of the termination date, and the third anniversary of the applicable vesting date, in the case of any SOSARs that were unvested as of the termination date. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of this SOSAR Agreement and the third anniversary of the grant date.
Restricted Stock Units. The award agreements for annual RSUs provide that if the holder’s employment terminates due to death, disability or the consummation of a change in control of the company, any unvested RSUs as of the termination date will immediately vest; however, the vesting of the RSUs held by Mr. Niccol do not accelerate or continue if the holder’s employment terminates due to the occurrence of a change in control of the company.
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The following table presents the potential estimated payments to each executive officer named in this proxy statement if he were terminated as a result of the indicated triggering event as of December 31, 2020, the last day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
■
each triggering event occurred on December 31, 2020, the last trading day of fiscal 2020, and the price of our common stock was $1,386.71 per share, the closing price of Chipotle common stock on December 31, 2020;

■	the executive earned a payout under the 2020 AIP equal to the actual payout amount for 2020, since he was employed by the company through the end of the year; and
■
with respect to equity awards, the PSUs reflect actual projected performance as of December 31, 2020, which equal (i) for the 2018-20 PSUs, payout at 101% for the unmodified portion of the award, which is included in the “Annual Equity Grants” line and payout at 182% for the modified portion of the award, which is included in the “One-Time Equity Grant” line; (ii) for the 2019-21 PSUs, payout at 260% (iii) for the 2019 transformation PSUs, payout at maximum performance, and (iv) for the 2020-22 PSUs, payout at 114%. The incremental shares granted as a result of the COVID-related modifications to the 2018 PSUs, which were approved by our Compensation Committee in December 2020, are included in the “One-time Equity Grant” line at an incremental 182% payout; however, in early 2021, the Compensation Committee capped the number of PSUs that could vest at an incremental 174% of target and incremental shares granted to each NEO was reduced. These incremental PSU shares will vest one-third on June 30, 2021, one-third on December 31, 2021, one-sixth on June 30, 2022 and one-sixth on December 31, 2022, in each case subject to the officer’s continued employment with us through such dates. For further discussion, see “Compensation Discussion and Analysis – 2020 Compensation Program – 2020 PSU Awards” and “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.”

2021 Proxy Statement 68

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Officer	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(l)	Retirement(2)	Death or Disability
Brian Niccol
Salary(3)	$ 2,500,000	$ 2,500,000	$ 0	$ 0
Bonus(3)	$ 6,300,000	$ 7,650,000	$ 0	$ 0
One-time Equity Grant(4)	$ 94,424,391	$ 91,200,290	$ 0	$ 100,171,327
Annual Equity Grants	$ 11,400,728	$83,614,581	$ 0	$ 74,641,710
Benefits	$ 0	$ 20,081	$ 0	$ 0
Jack Hartung
Salary	$ 0	$ 1,630,000	$ 0	$ 0
Bonus	$ 0	$ 2,584,059	$ 0	$ 0
One-time Equity Grant(4)	$ 14,059,853	$ 21,198,636	$17,891,144	$17,891,144
Annual Equity Grants	$ 0	$ 38,145,932	$ 33,693,275	$ 34,300,061
Benefits	$ 0	$13,571	$0	$0
Curt Garner
Salary	$ 0	$ 1,350,000	$0	$0
Bonus	$ 0	$ 1,836,000	$0	$0
One-time Equity Grant(4)	$25,831,319	$ 32,970,102	$0	$ 16,485,020
Annual Equity Grants	$ 0	$ 36,605,750	$0	$ 32,759,878
Benefits	$ 0	$ 20,081	$0	$0
Scott Boatwright
Salary	$ 0	$ 1,050,000	$0	$0
Bonus	$ 0	$ 1,428,000	$0	$0
One-time Equity Grant(4)	$ 18,509,679	$ 25,648,462	$0	$11,799,327
Annual Equity Grants	$0	$ 28,192,568	$0	$ 24,987,883
Benefits	$0	$19,789	$0	$0
Chris Brandt
SaIary(5)	$ 650,000	$ 1,300,000	$0	$0
Bonus(5)	$ 520,000	$1,735,500	$0	$0
One-time Equity Grant(4)	$ 7,032,006	$26,333,261	$0	$ 23,025,769
Annual Equity Grants	$0	$ 23,892,040	$0	$21,327,296
Benefits	$0	$20,081	$0	$0
(1)
Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company grants the executive comparable equity awards in replacement of the outstanding Chipotle awards, no accelerated vesting would occur.

(2)
Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2020.

(3)
Mr. Niccol’s offer letter provides that if his employment is terminated prior to March 5, 2023 by Chipotle without cause, or by him with good reason, he would be entitled to severance payments equal to two-times the sum of his base salary plus his target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year).

(4)
Represents new hire and retention equity awards for Messrs. Niccol and Brandt and the 2019 transformation PSUs for all NEOs. Also reflects the incremental shares earned under the 2018-2020 PSUs due to the COVID-related modifications at 182% of target. In early 2021, the Compensation Committee exercised its negative discretion to cap the payout at 275%. For further details, see “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation.” Value is calculated based on the closing stock price of Chipotle common stock on December 31, 2020 of $1,386.71 per share.

(5)
Mr. Brandt’s offer letter provides that if his employment is terminated prior to March 9, 2023 by Chipotle without cause, or by him with good reason, Mr. Brandt would be entitled to severance payments equal to the sum of his base salary plus his target bonus opportunity.

2021 Proxy Statement 69

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly-traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs nearly 88,000 people around the world, and approximately 76,481 are hourly restaurant crew employees working in our over 2,750 restaurants. One of the biggest factors that differentiates us from other restaurant companies is that we own all of our restaurants (i.e., none of our restaurants are franchised), so all persons working in our restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and who do not employ all of the hourly restaurant or retail crew employees).
We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2020 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2020 and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2020. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 763 employees in Canada, 79 employees in the United Kingdom, 132 employees in France and 27 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2020 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2020 of $13,127, which is the compensation for an hourly part-time employee who works roughly 25 hours per week at one of our restaurants in Illinois. The compensation of our median employee decreased in 2020 from last year due to the impact of COVID-19, as the number of hours available for many restaurant employees was reduced when government mandates required us to completely close some of our restaurants, close many of our dining rooms, and/or implement modified work hours. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees, our non-COVID compensation or of our overall compensation practices.
Based on an annual total compensation of our median employee for 2020 of $13,127, and the annual total compensation for Brian Niccol, our CEO, for as reported in the 2020 Summary Compensation Table of $38.0 million, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 2,898 to 1. Excluding the COVID-related modifications described in “Compensation Discussion and Analysis – COVID-19 Related Modifications to Incentive Compensation,” the annual total compensation for Mr. Niccol is $14.8 million, and the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,129 to 1.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2020, except for the following: Chipotle was unable to timely file one Form 4 for Chris Brandt, Chief Marketing Officer of the company, to disclose his exercise of a SOSAR and sale of the shares in April 2020. Mr. Brandt exercised a SOSAR on April 22, 2020 but, due to difficulties with the net share calculations by the broker for the transaction, Mr. Brandt’s Form 4 was not filed until April 27, 2020, promptly after the final numbers were computed.
2021 Proxy Statement 70

Certain Relationships and Related Party Transactions
Agreements with Pershing Square Capital Management, L.P.
See “Proposal 1 – Election of Directors – Director Nomination Process – Investor Agreement Regarding Board Nominations” for details regarding the Investor Agreement entered into with Pershing Square Capital Management, L.P. on December 14, 2016. Pursuant to this agreement, director Ali Namvar and former director Matthew Paull were initially appointed to the Board. Concurrent with the Investor Agreement, we also entered into a Confidentiality Agreement allowing Pershing Square to receive non-public information regarding Chipotle, subject to specified confidentiality obligations.
Additionally, on February 3, 2017, we entered into a Registration Rights Agreement with Pershing Square. Pursuant to the Registration Rights Agreement, Pershing Square may make up to four requests that we file a registration statement to register the sale of shares of our common stock that Pershing Square beneficially owns, subject to the limitations and conditions provided in the Registration Rights Agreement. The Registration Rights Agreement also provides that we will file and keep effective, subject to certain limitations, a shelf registration statement covering shares of our common stock beneficially owned by Pershing Square, and also provides certain piggyback registration rights to Pershing Square. We would be responsible for the expenses of any such registration.
The registration rights provided in the agreement terminate as to any Pershing Square shareholder upon the earliest of (i) the date on which such shares are disposed of pursuant to an effective registration statement, (ii) the date on which such securities are sold pursuant to Rule 144, and (iii) such shareholder ceasing to beneficially own at least 5% of our outstanding common stock, provided such shareholder no longer has a representative serving on our Board, and is permitted to sell shares of common stock beneficially owned by such shareholder under Rule 144(b)(1) of the Securities Act. The Registration Rights Agreement also contains customary indemnification provisions.
The Investor Agreement, Confidentiality Agreement and Registration Rights Agreement contain various other obligations and provisions applicable to Chipotle and Pershing Square. The foregoing descriptions of the Investor Agreement, the Confidentiality Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Investor Agreement (including the form of Confidentiality Agreement included as an exhibit thereto), which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 19, 2016, and the Registration Rights Agreement, which is attached as Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on February 7, 2017.
Other Registration Rights
Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, and Steve Ells, a former member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi and Mr. Ells are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
2021 Proxy Statement 71

Other Business and Miscellaneous
The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2022 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 6, 2021, unless the date of our 2022 annual meeting is more than 30 days before or after May 18, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, Attn: Corporate Secretary.
Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under our Proxy Access Bylaws
Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2022 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 6, 2021, and no later than December 6, 2021.
Bylaw Requirements for Shareholder Submission of Nominations and Proposals
A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2022 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 18, 2022, and no later than the close of business on February 17, 2022, unless the date of the 2022 annual meeting is more than 30 days before or 60 days after May 18, 2022. If the date of the 2022 annual meeting is more than 30 days before or 60 days after May 18, 2022, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2022 annual meeting is made.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr. Suite 1400, Newport Beach, CA 92660, Attn: Corporate Secretary.
DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES
Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, or by email to ir@chipotle.com or by calling (949) 524-4132. We will promptly deliver a separate copy to you upon written or oral request.
2021 Proxy Statement 72

ATTENDANCE AT THE MEETING
To attend the meeting, you must be a shareholder on the record date of March 23, 2021. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the annual meeting, shareholders will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2021 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
MISCELLANEOUS
If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2020 Annual Report, including our Annual Report on Form 10-K for fiscal year 2020 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.
You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.
2021 Proxy Statement 73

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 13, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CMG2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 13, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46974-P50598 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHIPOTLE MEXICAN GRILL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Eleven Directors	☐	☐	☐

To vote "AGAINST" any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Albert S. Baldocchi
02) Matthew A. Carey
03) Gregg Engles
04) Patricia Fili-Krushel
05) Neil W. Flanzraich
06) Mauricio Gutierrez
07) Robin Hickenlooper
08) Scott Maw
09) Ali Namvar
10) Brian Niccol
11) Mary Winston

The Board of Directors recommends you vote FOR proposals 2 and 3 and AGAINST proposal 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D46975-P50598

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 18, 2021

The shareholder(s), revoking all prior proxies, hereby appoint(s) Brian Niccol and Roger Theodoredis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on May 18, 2021, via live webcast at www.virtualshareholdermeeting.com/CMG2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE